SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                               GimmeaBid.com, Inc.


         Delaware                          8400                    91-2028529
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification
                                                                      No.)

                            174-G World Trade Center
                              2050 Stemmons Freeway
                                P. O. Box 420132
                               Dallas, Texas 75342
                                  (214)752-6070
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                                 J. Michael Wood
                               GimmeaBid.com, Inc.
                              2050 Stemmons Freeway
                                P. O. Box 420132
                               Dallas, Texas 75342
                                  (214)752-6070
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              GARY R. HENRIE, ESQ.
                               FABIAN & CLENDENIN
                          215 South State, 12th. Floor
                           Salt Lake City, Utah 84111
                                 (801) 531-8900
                               Fax: (801) 531-1716

            Approximate date of commencement of proposed sale of the
             securities to the public: from time to time after this
                    registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the folling box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ______

                  Calculation of Registration Fee



 Title of Each Class        Amount to be       Proposed Maximum      Proposed Maximum         Amount of
 of Securities to be         Registered       Offering Price Per    Aggregate Offering    Registration fee
      Registered                                     Unit                 Price
----------------------- --------------------- -------------------- --------------------- --------------------

 Common Stock ($0.001        1,500,000              $ 19.00            $ 28,500,000            $ 7,524
      par value)

   Common Stock (1)          1,200,000              $ 19.00            $ 22,800,000          $ 6,019
------------------------------------------------------------------------------------------------------------

Total                        2,700,000              $ 19.00            $ 51,300,000            $13,543


(1) Selling Shareholder's stock registration fee was calculated pursuant to Rule 457(c) of Regulation C using the current offering price of $19.00 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS

                    SUBJECT TO COMPLETION, DATED MAY 1, 2000


                             [GIMMEABID.COM GRAPHIC]


                                  Common Stock


         Of the 2,700,000 shares of Common Stock being offered, 1,500,000 are being sold by Gimmeabid.com, Inc. and 1,200,000 are being registered for the benefit of selling stockholders. It is currently estimated that the public offering price will be $19.00 per share. This offering will expire August 1, 2001. There is no minimum investment amount. There is also no minimum offering amount and an escrow service will not be used. The proceeds from this offering will be immediately available to Gimmeabid.com.

                       ---------------------------------

              The Common Stock being offered involves a high degree
             of risk. See "Risk Factors" commencing on page 6 for a
                       discussion of certain factors that
                 should be considered by prospective investors.

                      ---------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representations to the contrary are a criminal offense.


----------------- --------------- --------------- ---------------- ------------------- -----------------------
 Title of Each                       Proposed        Proposed         Commissions,
    Class of                         Maximum          Maximum        Discounts, and
 Securities to     Amount to be      Offering        Aggregate        Underwriting        Net Proceeds to
 Be Registered      Registered    Price Per Unit  Offering Price        Expenses           GimmeaBid.com
----------------- --------------- --------------- ---------------- ------------------- -----------------------

  Common Stock
  ($0.001 par       1,500,000         $19.00        $28,500,000           15%               $24,225,000
     value)

  Common Stock      1,200,000         $19.00        $22,800,000            -                     -
--------------------------------------------------------------------------------------------------------------

     Total          2,700,000         $19.00        $51,300,000            -                $24,225,000


               The date of this prospectus is ____________, 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         [GIMMEABID.COM GRAPHIC OMITTED]
                          [HOME PAGE GRAPHIC OMITTED]




                          www.Dealers Auto Auction.com

                               Prospectus Summary


         The following information is qualified in its entirety by the more detailed information and the Financial Statements and Notes appearing elsewhere. This Prospectus may contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. Gimmeabid.com's actual results and the timing of certain events could cause or contribute to such differences including those discussed under "Risk Factors", as well as those discussed elsewhere in this Prospectus.

                                   The Company

         The primary purpose of Gimmeabid.com is to use the Internet to create a real-time wholesale auto auction of used automobiles between auto dealers, both independent and franchised. Additionally, the Company plans to enter into agreements with third party service providers to offer various related goods and services to the auto dealership community. These goods and services include parts and accessories, extended warranties, financing, insurance, and shipping arrangements. Until now, auto dealers have both bought and sold vehicles through regional auctions located across the U. S. The process is time consuming, expensive, and frequently requires dealers to travel for extended periods of time. Gimmeabid.com will create significant value by aggregating buyers and sellers on-line, creating marketplace liquidity, and driving down transaction costs. According to ADT Automotives 2000 Used Car Market Report, "Perspectives and Projections", The used auto industry represents $361 Billion in 1999 and is projected to grow to $388 Billion by 2004.

         Gimmeabid.com's executive offices are located at 116 World Trade Center, P.O. Box 420132, Dallas, Texas 75342, and its telephone number is
(214)752-6070.

                                          The Offering

Securities Offered                        2,700,00   shares   of   Gimmeabid.com
                                          common   stock,  of   which  1,500,000
                                          common  shares  are  being  offered by
                                          Gimmeabid.com   and   1,200,000    are
                                          being offered by selling stockholders.

This Offering                             This  offering will close whenever all
will expire                               of the shares  are sold, or  August 1,
                                          2001, whichever comes first.

                                  Risk Factors


         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing Gimmeabid.com. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or financial condition.

         If any of the following risks occur, our business financial condition or results of operations could be materially harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. If our business does not develop as planned it is likely that investors will lose their money.

You may be unable to effectively evaluate our company for investment purposes, because we have not begun operations and our business model is unproven.

         Since we have not begun operations, it is difficult to evaluate our business or our future prospects. Our Internet application is currently in development and being tested for reliability. Development is expected to be completed on or around August 1, 2000 and will be launched on or around August 15, 2000. Our revenue and income potential is unproven and our business model is still emerging. If our business model does not prove to be profitable, investors may lose their investment. To date, we have not earned any revenue from operations. Our historical financial information is of limited value in projecting our future operating results because of our lack of operation history and the emerging nature of our business model. We have lost money since we began operations and, as of June 30, 2000, we had a loss of $0.03 per share and a loss of $0.21 per share for 1999. We currently derive our revenue for day-to-day operations from investment dollars. We plan to invest heavily in sales, marketing, and advertising, infrastructure development, and applications development. As a result, we expect that we will continue to lose money through 2000. Gimmeabid.com may never achieve or sustain profitability.

Our dependence and reliance on third parties could subject us to additional liability.

         We currently rely on a third party for our technology development as well as our site hosting. Despite the implementation of security measures, their infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems that could subject us to financial liability. Beyond the financial impact of a liability, a material breach of security could damage our reputation with users. Both of theses factors could materially impact the success of Gimmeabid.com or severely impact operations. Any such problems could result in liability to our business causing it to fail and resulting in a loss to investors of their capital. Additionally, since we retain confidential customer information on servers operated by these third parties, a security breach could subject us to a liability. While we will apply for general liability insurance that we believe is adequate, we may not be able to maintain this coverage in the future if our premiums increase significantly. Further, our insurance may prove to be insufficient to cover large claims and our insurer could attempt to deny coverage on a particular claim, all of which would adversely affect our operating results. It should be stated that we take every precaution that modern technology provides in terms of security. Our user agreement also limits our liability, but these provisions may not be enforceable and may not protect us from liability. If we are found liable for an uninsured or underinsured claim, our business could fail.

The cyclical nature of the auto industry could make our earnings unpredictable and our stock price volatile.

         The automobile industry is highly cyclical and subject to consumer spending. Stock prices could therefore become volatile making it difficult or impossible for an investor to profitably liquidate their investment at any given time, if at all. According to ADT Automotives 2000 Used Car Market Report, consumer spending on vehicles tends to peak twice within the first half of a year and then declines dramatically in the fourth quarter. These factors, in turn, affect auto dealers purchasing and stocking patterns that directly impacts Gimmeabid.com. We anticipate our revenues to be somewhat cyclical which could cause our quarterly operating results to vary greatly making it difficult to value the shares of Gimmeabid.com.

Consolidation within the auto industry could put pressure on our margins, which could cause our operating results to suffer.

         Many automobile retailers are consolidating to create dealerships with greater market power. These dealerships may try to use their market power to negotiate price reductions for our services. If we were forced to reduce our commission rates, our operating results would suffer. As the auto industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater.

We will not be successful if the auto industry does not accept our solution.

         To be successful, we must persuade a significant number of customers throughout the auto industry to accept our method of conducting business via the Internet. If we are unsuccessful in this effort, it is likely that our business will fail and investors will lose their investment. To date, the automobile industry has been gradually accepting new information technology solutions. Electronic information exchange and transaction processing by the auto industry is still developing. Conversion from traditional methods to electronic information exchange may not occur rapidly. Even if the conversion does occur as rapidly as we expect, auto industry participants may use applications and services offered by others.

         We believe that we must gain significant market share with our applications and services before our competitors introduce alternative products, applications or services with features similar to our current or proposed offerings. Our business plan is based on our belief that the value and market appeal of our solution will grow as the number of participants and Internet penetration increases. We may not achieve the critical mass of users we believe is necessary to become successful. In addition, we expect to generate a significant portion of our revenue from successfully completed transactions. Consequently, any significant shortfall in the number of users or transactions occurring over our platform would adversely affect our financial results.

If we fail to form the necessary strategic relationships with third parties to enhance our product and service offerings, we could be less competitive in the marketplace and prevent us from gaining the necessary market share to be successful.

         While our core business is the sale of used automobiles between dealers in an auction format, it is our intention to enhance both our product and service offerings by integrating the services of third party vendors. In some instances, we will be able to co-brand and offer services seamlessly. If we are unsuccessful in obtaining the cooperation of such third parties, our business model will not be as profitable and investor capital will be at risk of loss. Since it is not our intention to never maintain a parts inventory or the expense of a warehousing facility, we are seeking out strategic alliances with third party vendors to offer their products through our platform. While it is our intention to enhance the attractiveness and competitiveness of our auction by offering analogous products and services such as extended warranties, parts, accessories, and shipping arrangements, there can be no assurance that these relationships can be made

There can be no assurance that Gimmeabid.com will be successful in the face of increasing competition.

         As competition increases, many of these competitors may have substantially greater financial resources, research and development capabilities, sales and marketing staffs, and better developed distribution channels than Gimmeabid.com. There can be no assurance that Gimmeabid.com will be able to compete under such circumstances. If GimmaBid.com is not able to compete, it is likely that investors will lose their investment.

                              Financial Projections

     Assumptions

         The following projections constitute forward-looking statements. These projections are based on the following assumptions:
          o Successfully attracting 1% of the U.S. auto retailers which equals approximately 882 dealerships (source: ADT Automotive's 2000 Used Car Market Report)
          o   Each dealer trading an average of two vehicles per week

          o Each dealer maintains this average 51 of the 52 weeks each year, because of holidays;
          o   Average vehicle selling price of $5,000 per vehicle;
          o   We are able to maintain a commission rate of 2.5%

         Assuming that our solution is accepted, we are attempting to capture a 1% market share of the domestic automobile dealerships that equals approximately 882 dealers. If one or more of these assumptions prove not to be true or accurate then the projections will not be achieved or accurate.


                                        Financial Projections - Income Statement
                                                    Summary (2000-2005)

                                                  2000              2001               2002              2003
Revenue
  Vehicle Sales  (Dollars)               $ 450,000,000.00  $ 900,000,000.00 $ 1,800,000,000.00 $ 2,700,000,000.00
  Vehicle Sales    (Units)                         90,000           180,000            360,000            540,000
Commission Rate                                      2.50%             2.50%              2.50%              2.50%

                                       ==========================================================================
         Total Gross Revenue              $ 11,250,000.00   $ 22,500,000.00    $ 45,000,000.00   $ 67,500,000.00
                                       ==========================================================================

Operating Expenses

  Sales & Marketing Expense
         Advertising                       $ 6,500,000.00      $ 300,000.00       $ 400,000.00      $ 500,000.00
         Direct Mail                       $ 1,500,000.00       $ 45,000.00        $ 45,000.00       $ 45,000.00
         Entertainment                        $ 60,000.00       $ 60,000.00       $ 120,000.00      $ 240,000.00
         Literature                          $ 200,000.00       $ 25,000.00        $ 25,000.00       $ 25,000.00
         Promotions                        $ 2,770,000.00      $ 135,000.00       $ 135,000.00      $ 135,000.00
         Sales Staff                         $ 250,000.00      $ 250,000.00       $ 500,000.00    $ 1,000,000.00
         Seminars                          $ 3,500,000.00
         Support Staff                       $ 105,000.00      $ 105,000.00       $ 210,000.00      $ 350,000.00
         Trade Shows                         $ 500,000.00       $ 24,000.00        $ 24,000.00       $ 24,000.00
         Travel                              $ 200,000.00       $ 60,000.00       $ 120,000.00      $ 240,000.00
                                       --------------------------------------------------------------------------
               Total Sales & Marketing    $ 15,585,000.00    $ 1,004,000.00     $ 1,579,000.00    $ 2,559,000.00
                                       --------------------------------------------------------------------------
               % of Total Sales                    138.53%             4.46%              3.51%             3.79%

   General & Admisitrative Expenses
         Accounting Services                  $ 10,000.00       $ 20,000.00        $ 25,000.00       $ 30,000.00
         Connectivity                          $ 5,400.00       $ 10,800.00        $ 10,800.00       $ 10,800.00
         Credit Card Processing              $ 292,500.00      $ 585,000.00     $ 1,170,000.00    $ 1,755,000.00
         Customer Support                      $ 4,500.00        $ 9,000.00        $ 12,000.00       $ 15,000.00
         Depreciation                              $ -          $331,000.00        $361,000.00       $376,000.00
         Entertainment                        $ 12,500.00       $ 25,000.00        $ 25,000.00       $ 25,000.00
         Hosting Fees                         $ 24,000.00       $ 48,000.00        $ 48,000.00       $ 48,000.00
         Legal Services                       $ 15,000.00       $ 30,000.00        $ 30,000.00       $ 30,000.00
         Long Distance                         $ 4,000.00        $ 8,000.00        $ 10,000.00       $ 12,000.00
         Management Salaries                 $ 107,500.00      $ 215,000.00       $ 215,000.00      $ 215,000.00
         Office Rent                          $ 11,100.00       $ 22,200.00        $ 22,200.00       $ 22,200.00
         Office Supplies                       $ 2,500.00        $ 5,000.00         $ 5,000.00        $ 5,000.00
         Payroll Tax                           $ 9,298.75       $ 18,597.50        $ 18,597.50       $ 18,597.50
         Phone                                 $ 2,500.00        $ 5,000.00         $ 6,000.00        $ 7,000.00
                                       --------------------------------------------------------------------------
               Total G & A Expense           $ 500,798.75    $ 1,332,597.50     $ 1,958,597.50    $ 2,569,597.50
                                       --------------------------------------------------------------------------
               % of Total Sales                      4.45%             5.92%              4.35%             3.81%

  Research & Development Expenses
         Application Development             $ 367,000.00      $ 100,000.00        $ 25,000.00       $ 25,000.00
         Equipment                            $ 50,000.00       $ 50,000.00        $ 50,000.00       $ 50,000.00
                                       --------------------------------------------------------------------------
               Total R & D Expense           $ 417,000.00      $ 150,000.00        $ 75,000.00       $ 75,000.00
                                       --------------------------------------------------------------------------
               % of Total Sales                      3.71%             0.67%              0.17%             0.11%

                                       ==========================================================================
Total Operating Expenses                  $ 16,502,799.46    $ 2,486,597.55     $ 3,612,597.54    $ 5,203,597.54
                                       ==========================================================================
               % of Total Sales                       147%               11%                 8%                8%

Gross Income                              $ (5,252,799.46)  $ 20,013,402.45    $ 41,387,402.46   $ 62,296,402.46
Income Tax                                         $ -       $ 7,004,690.85    $ 14,485,590.85   $ 21,803,740.85
                                       ==========================================================================
Net Income                                $ (5,252,799.46)  $ 13,008,711.60    $ 26,901,811.61   $ 40,492,661.61
                                       ==========================================================================

Shares Issued and Outstanding                   9,112,645         9,112,645          9,112,645         9,112,645
Earnings per Share                                $ (0.58)           $ 1.43             $ 2.95            $ 4.44

Calculation of Estimated Income Tax
Year to Date Taxable Income               $ (5,252,799.46)  $ 20,013,402.45    $ 41,387,402.46   $ 62,296,402.46
Income Tax Brackets
               -    50,000       15%              NONE           $ 7,500.00         $ 7,500.00        $ 7,500.00
          50,000    75,000       25%              NONE           $ 6,250.00         $ 6,250.00        $ 6,250.00
          75,000   100,000       34%              NONE           $ 8,500.00         $ 8,500.00        $ 8,500.00
         100,000   335,000       39%              NONE          $ 91,650.00        $ 91,650.00       $ 91,650.00
         335,000 10,000,000      34%              NONE       $ 3,286,100.00     $ 3,286,100.00    $ 3,286,100.00
      10,000,000 15,000,000      35%              NONE       $ 1,750,000.00     $ 1,750,000.00    $ 1,750,000.00
      15,000,000 18,333,333      38%              NONE       $ 1,266,666.54     $ 1,266,666.54    $ 1,266,666.54
      18,333,333                 35%              NONE         $ 588,024.31     $ 8,068,924.31   $ 15,387,074.31
                                       ==========================================================================
       Tax Attributable to Current Month           $ -       $ 7,004,690.85    $ 14,485,590.85   $ 21,803,740.85
                                       ==========================================================================

                                       8

                                        Financial Projections - Income Statement
                                                    Summary (2000-2005)
                                                         (Continued)


                                              2004                 2005                Total
Revenue
  Vehicle Sales  (Dollars)              $ 3,600,000,000.00   $ 4,500,000,000.00 $ 13,950,000,000.00
  Vehicle Sales    (Units)                         720,000              900,000           2,790,000
Commission Rate                                       2.50%                2.50%               2.50%

                                    =============================================================
         Total Gross Revenue               $ 90,000,000.00     $ 112,500,000.00    $ 348,750,000.00
                                    =============================================================

Operating Expenses

  Sales & Marketing Expense
         Advertising                          $ 600,000.00         $ 700,000.00      $ 9,000,000.00
         Direct Mail                           $ 45,000.00          $ 45,000.00      $ 1,725,000.00
         Entertainment                        $ 240,000.00         $ 240,000.00        $ 960,000.00
         Literature                            $ 25,000.00          $ 25,000.00        $ 325,000.00
         Promotions                           $ 135,000.00         $ 135,000.00      $ 3,445,000.00
         Sales Staff                        $ 1,000,000.00       $ 1,000,000.00      $ 4,000,000.00
         Seminars
         Support Staff                        $ 350,000.00         $ 350,000.00      $ 1,470,000.00
         Trade Shows                           $ 24,000.00          $ 24,000.00        $ 620,000.00
         Travel                               $ 240,000.00         $ 240,000.00      $ 1,100,000.00
                                    -------------------------------------------------------------
               Total Sales & Marketing      $ 2,659,000.00       $ 2,759,000.00     $ 22,645,000.00
                                    -------------------------------------------------------------
               % of Total Sales                       2.95%                2.45%               6.49%

   General & Admisitrative Expenses
         Accounting Services                   $ 35,000.00          $ 40,000.00        $ 160,000.00
         Connectivity                          $ 10,800.00          $ 10,800.00         $ 59,400.00
         Credit Card Processing             $ 2,340,000.00       $ 2,925,000.00      $ 9,067,500.00
         Customer Support                      $ 18,000.00          $ 21,000.00         $ 79,500.00
         Depreciation                          $391,000.00          $404,000.00      $ 1,863,000.00
         Entertainment                         $ 25,000.00          $ 25,000.00        $ 137,500.00
         Hosting Fees                          $ 48,000.00          $ 48,000.00        $ 264,000.00
         Legal Services                        $ 30,000.00          $ 30,000.00        $ 165,000.00
         Long Distance                         $ 14,000.00          $ 16,000.00         $ 64,000.00
         Management Salaries                  $ 215,000.00         $ 215,000.00      $ 1,182,500.00
         Office Rent                           $ 22,200.00          $ 22,200.00        $ 122,100.00
         Office Supplies                        $ 5,000.00           $ 5,000.00         $ 27,500.00
         Payroll Tax                           $ 18,597.50          $ 18,597.50        $ 102,286.25
         Phone                                  $ 8,000.00           $ 9,000.00         $ 37,500.00
                                       -------------------------------------------------------------
               Total G & A Expense          $ 3,180,597.50       $ 3,789,597.50     $ 13,331,786.25
                                       -------------------------------------------------------------
               % of Total Sales                       3.53%                3.37%               3.82%

  Research & Development Expenses
         Application Development               $ 25,000.00          $ 25,000.00        $ 567,000.00
         Equipment                             $ 50,000.00          $ 50,000.00        $ 300,000.00
                                       -------------------------------------------------------------
               Total R & D Expense             $ 75,000.00          $ 75,000.00        $ 867,000.00
                                       -------------------------------------------------------------
               % of Total Sales                       0.08%                0.07%               0.25%

                                       =============================================================
Total Operating Expenses                    $ 5,914,597.53       $ 6,623,597.53     $ 36,843,786.30
                                       =============================================================
               % of Total Sales                       7%                   6%                 11%

Gross Income                               $ 84,085,402.47     $ 105,876,402.47    $ 308,406,212.86
Income Tax                                 $ 29,429,890.85      $ 37,056,740.85    $ 109,780,654.26
                                       =============================================================
Net Income                                 $ 54,655,511.62      $ 68,819,661.62    $ 198,625,558.60
                                       =============================================================

Shares Issued and Outstanding                    9,112,645            9,112,645      $ 9,500,000.00
Earnings per Share                                  $ 6.00               $ 7.55             $ 20.91

Calculation of Estimated Income Tax
Year to Date Taxable Income                $ 84,085,402.47     $ 105,876,402.47    $ 308,406,212.84
Income Tax Brackets
               -    50,000       15%            $ 7,500.00           $ 7,500.00         $ 30,000.00
          50,000    75,000       25%            $ 6,250.00           $ 6,250.00         $ 25,000.00
          75,000   100,000       34%            $ 8,500.00           $ 8,500.00         $ 34,000.00
         100,000   335,000       39%           $ 91,650.00          $ 91,650.00        $ 366,600.00
         335,000 10,000,000      34%        $ 3,286,100.00       $ 3,286,100.00     $ 13,144,400.00
      10,000,000 15,000,000      35%        $ 1,750,000.00       $ 1,750,000.00      $ 7,000,000.00
      15,000,000 18,333,333      38%        $ 1,266,666.54       $ 1,266,666.54      $ 5,066,666.16
      18,333,333                 35%       $ 23,013,224.31      $ 30,640,074.31     $ 47,057,247.24
                                       =============================================================
       Tax Attributable to Current Month   $ 29,429,890.85      $ 37,056,740.85     $ 72,723,913.40
                                       =============================================================


                                               Financial Projections - Cash Flow
                                                       For Years 2000-2005




                                                2000              2001               2002              2003

 Beginning Cash                           $          -     $ 19,157,643.25   $ 32,392,354.90   $ 59,543,166.55

  Cash Receipts
      Commission                          $ 11,250,000.00  $ 22,500,000.00   $ 45,000,000.00   $ 67,500,000.00

                                       =====================================================================
          Total Cash Receipts             $ 11,250,000.00  $ 22,500,000.00   $ 45,000,000.00   $ 67,500,000.00
                                       =====================================================================

 Cash Disbursements
  Sales & Marketing Expense
         Advertising                       $ 6,500,000.00     $ 300,000.00      $ 400,000.00      $ 500,000.00
         Direct Mail                       $ 1,500,000.00      $ 45,000.00       $ 45,000.00       $ 45,000.00
         Entertainment                        $ 60,000.00      $ 60,000.00      $ 120,000.00      $ 240,000.00
         Literature                          $ 200,000.00      $ 25,000.00       $ 25,000.00       $ 25,000.00
         Promotions                        $ 2,770,000.00     $ 135,000.00      $ 135,000.00      $ 135,000.00
         Sales Staff                         $ 250,000.00     $ 250,000.00      $ 500,000.00    $ 1,000,000.00
         Support Staff                       $ 105,000.00     $ 105,000.00      $ 210,000.00      $ 350,000.00
         Trade Shows                         $ 500,000.00      $ 24,000.00       $ 24,000.00       $ 24,000.00
         Travel                              $ 200,000.00      $ 60,000.00      $ 120,000.00      $ 240,000.00
                                       ---------------------------------------------------------------------
               Total Sales & Marketing    $ 12,085,000.00   $ 1,004,000.00    $ 1,579,000.00    $ 2,559,000.00
                                       ---------------------------------------------------------------------

   General & Admisitrative Expenses
         Accounting Services                  $ 10,000.00      $ 20,000.00       $ 25,000.00       $ 30,000.00
         Connectivity                          $ 5,400.00      $ 10,800.00       $ 10,800.00       $ 10,800.00
         Credit Card Processing              $ 292,500.00     $ 585,000.00    $ 1,170,000.00    $ 1,755,000.00
         Customer Support                      $ 4,500.00       $ 9,000.00       $ 12,000.00       $ 15,000.00
         Entertainment                        $ 12,500.00      $ 25,000.00       $ 25,000.00       $ 25,000.00
         Hosting Fees                         $ 24,000.00      $ 48,000.00       $ 48,000.00       $ 48,000.00
         Legal Services                       $ 15,000.00      $ 30,000.00       $ 30,000.00       $ 30,000.00
         Long Distance                         $ 4,000.00       $ 8,000.00       $ 10,000.00       $ 12,000.00
         Management Salaries                 $ 107,500.00     $ 215,000.00      $ 215,000.00      $ 215,000.00
         Office Rent                          $ 11,100.00      $ 22,200.00       $ 22,200.00       $ 22,200.00
         Office Supplies                       $ 2,500.00       $ 5,000.00        $ 5,000.00        $ 5,000.00
         Payroll Tax                           $ 9,298.75      $ 18,597.50       $ 18,597.50       $ 18,597.50
         Phone                                 $ 2,500.00       $ 5,000.00        $ 6,000.00        $ 7,000.00
                                       ---------------------------------------------------------------------
               Total G & A Expense           $ 500,798.75   $ 1,001,597.50    $ 1,597,597.50    $ 2,193,597.50
                                       ---------------------------------------------------------------------

  Research & Development Expenses
         Application Development             $ 367,000.00     $ 100,000.00       $ 25,000.00       $ 25,000.00
         Equipment                            $ 50,000.00      $ 50,000.00       $ 50,000.00       $ 50,000.00
                                       ---------------------------------------------------------------------
               Total R & D Expense           $ 417,000.00     $ 150,000.00       $ 75,000.00       $ 75,000.00
                                       ---------------------------------------------------------------------

                                       =====================================================================
         Total Cash Disbursements         $ 13,002,798.75   $ 2,155,597.50    $ 3,251,597.50    $ 4,827,597.50
                                       =====================================================================


   Gross proceeds from sale of stock      $ 28,500,000.00           $ -               $ -               $ -
   15% commission (if b/d is used)         $ 4,275,000.00           $ -               $ -               $ -
      Net proceeds from sale of stock     $ 24,225,000.00           $ -               $ -               $ -

   Income Tax                              $ 3,314,558.00   $ 7,109,690.85   $ 14,597,590.85   $ 21,917,490.85

                                       =====================================================================
 Ending Cash                              $ 19,157,643.25  $ 32,392,354.90   $ 59,543,166.55  $ 100,298,078.20
                                       =====================================================================

                                               Financial Projections - Cash Flow
                                                       For Years 2000-2005
                                                            (Continued)




                                                  2004             2005              Total

 Beginning Cash                           $ 100,298,078.20  $ 155,229,089.84  $          -

  Cash Receipts
      Commission                           $ 90,000,000.00  $ 112,500,000.00  $ 348,750,000.00

                                          =====================================================
          Total Cash Receipts              $ 90,000,000.00  $ 112,500,000.00  $ 348,750,000.00
                                          =====================================================

 Cash Disbursements
  Sales & Marketing Expense
         Advertising                          $ 600,000.00      $ 700,000.00    $ 9,000,000.00
         Direct Mail                           $ 45,000.00       $ 45,000.00    $ 1,725,000.00
         Entertainment                        $ 240,000.00      $ 240,000.00      $ 960,000.00
         Literature                            $ 25,000.00       $ 25,000.00      $ 325,000.00
         Promotions                           $ 135,000.00      $ 135,000.00    $ 3,445,000.00
         Sales Staff                        $ 1,000,000.00    $ 1,000,000.00    $ 4,000,000.00
         Support Staff                        $ 350,000.00      $ 350,000.00    $ 1,470,000.00
         Trade Shows                           $ 24,000.00       $ 24,000.00      $ 620,000.00
         Travel                               $ 240,000.00      $ 240,000.00    $ 1,100,000.00
                                          -----------------------------------------------------
               Total Sales & Marketing      $ 2,659,000.00    $ 2,759,000.00   $ 22,645,000.00
                                          -----------------------------------------------------

   General & Admisitrative Expenses
         Accounting Services                   $ 35,000.00       $ 40,000.00      $ 160,000.00
         Connectivity                          $ 10,800.00       $ 10,800.00       $ 59,400.00
         Credit Card Processing             $ 2,340,000.00    $ 2,925,000.00    $ 9,067,500.00
         Customer Support                      $ 18,000.00       $ 21,000.00       $ 79,500.00
         Entertainment                         $ 25,000.00       $ 25,000.00      $ 137,500.00
         Hosting Fees                          $ 48,000.00       $ 48,000.00      $ 264,000.00
         Legal Services                        $ 30,000.00       $ 30,000.00      $ 165,000.00
         Long Distance                         $ 14,000.00       $ 16,000.00       $ 64,000.00
         Management Salaries                  $ 215,000.00      $ 215,000.00    $ 1,182,500.00
         Office Rent                           $ 22,200.00       $ 22,200.00      $ 122,100.00
         Office Supplies                        $ 5,000.00        $ 5,000.00       $ 27,500.00
         Payroll Tax                           $ 18,597.50       $ 18,597.50      $ 102,286.25
         Phone                                  $ 8,000.00        $ 9,000.00       $ 37,500.00
                                          -----------------------------------------------------
               Total G & A Expense          $ 2,789,597.50    $ 3,385,597.50   $ 11,468,786.25
                                          -----------------------------------------------------

  Research & Development Expenses
         Application Development               $ 25,000.00       $ 25,000.00      $ 567,000.00
         Equipment                             $ 50,000.00       $ 50,000.00      $ 300,000.00
                                          -----------------------------------------------------
               Total R & D Expense             $ 75,000.00       $ 75,000.00      $ 867,000.00
                                          -----------------------------------------------------

                                          =====================================================
         Total Cash Disbursements           $ 5,523,597.50    $ 6,219,597.50   $ 34,980,786.25
                                          =====================================================


   Gross proceeds from sale of stock                $ -               $ -      $ 28,500,000.00
   15% commission (if b/d is used)                  $ -               $ -       $ 4,275,000.00
      Net proceeds from sale of stock               $ -               $ -      $ 24,225,000.00

   Income Tax                              $ 29,545,390.85   $ 37,173,990.86  $ 113,658,712.26

                                          =====================================================
 Ending Cash                              $ 155,229,089.84  $ 224,335,501.49  $ 224,335,501.49
                                          =====================================================



                                          Financial Projections - Balance Sheet
                                           For Years Ending December 2000-2005

                                                                    2000              2001             2002
Assets
    Current Assets
         Cash                                               $ 10,000,000.00   $ 10,000,000.00  $ 10,000,000.00
         Marketable Securities                               $ 9,157,643.25   $ 22,392,354.90  $ 49,543,166.55
         Computer Hardware                                     $ 120,000.00       $120,000.00     $ 170,000.00
         Accumulated Depreciation - Computer Hardware                            $ (24,000.00)    $ (58,000.00)
         Computer Software                                   $ 1,500,000.00    $ 1,600,000.00   $ 1,625,000.00
         Accumulated Depreciation - Computer Software                           $ (300,000.00)   $ (620,000.00)
         Office Equipmemt                                       $ 25,000.00       $ 25,000.00      $ 25,000.00
         Accumulated Depreciation - Office Equipment                              $ (5,000.00)     $(10,000.00)
         Office Furniture                                       $ 10,000.00       $ 10,000.00      $ 10,000.00
         Accumulated Depreciation - Office Furniture                              $ (2,000.00)     $ (4,000.00)
                                                          -----------------------------------------------------
            Total Current Assets                            $ 20,812,643.25   $ 33,923,354.90  $ 60,902,166.55


                                                          =====================================================
    Total Assets                                            $ 20,812,643.25   $ 33,923,354.90  $ 60,902,166.55
                                                          =====================================================

Liabilities
    Current Liabilities
       Accounts/Notes Payable                                        $ -               $ -              $ -
                                                           -----------------------------------------------------
    Total Liabilities                                                $ -               $ -              $ -

Stockholder's Equity
    9,500,000 shares issued and
    outstanding par value of $.001                               $ 9,500.00        $ 9,500.00       $ 9,500.00
    Capital in excess of par value                          $ 20,803,143.25   $ 33,913,854.90  $ 61,892,666.55
                                                          -----------------------------------------------------

    Total Stockholder's Equity                              $ 20,812,643.25   $ 33,923,354.90  $ 60,902,166.55


                                                          =====================================================
    Total Liabilities and Stockholder's Equity              $ 20,812,643.25   $ 33,923,354.90  $ 60,902,166.55
                                                          =====================================================

                                       10

                                          Financial Projections - Balance Sheet
                                           For Years Ending December 2000-2005
                                                       (Continued)



                                                                   2003                        2004                        2005
Assets
      Current Assets
             Cash                                            $ 10,000,000.00            $ 10,000,000.00            $ 10,000,000.00
             Marketable Securities                           $ 90,298,078.20           $ 145,229,089.84           $ 214,335,501.49
             Computer Hardware                                  $ 220,000.00               $ 270,000.00               $ 320,000.00
             Accumulated Depreciation - Computer Hardware       $(102,000.00)              $(156,000.00)             $ (218,000.00)
             Computer Software                                $ 1,650,000.00             $ 1,675,000.00             $ 1,700,000.00
             Accumulated Depreciation - Computer Software     $  (945,000.00)            $(1,275,000.00)            $(1,610,000.00)
             Office Equipmemt                                    $ 25,000.00                $ 25,000.00                $ 25,000.00
             Accumulated Depreciation - Office Equipment        $ (15,000.00)              $ (20,000.00)             $  (25,000.00)
             Office Furniture                                    $ 10,000.00                $ 10,000.00                $ 10,000.00
             Accumulated Depreciation - Office Furniture        $  (6,000.00)               $ (8,000.00)              $ (10,000.00)
                                                          --------------------------------------------------------------------------
                Total Current Assets                        $ 101,471,828.20           $ 156,204,339.84           $ 225,101,001.49

                                                          ==========================================================================
      Total Assets                                          $ 101,471,828.20           $ 156,204,339.84           $ 225,101,001.49
                                                          ==========================================================================

Liabilities
      Current Liabilities
         Accounts/Notes Payable                                     $ -                        $ -                        $ -
                                                           -------------------------------------------------------------------------
      Total Liabilities                                         $     -                    $     -                    $     -

Stockholder's Equity
      9,500,000 shares issued and
      outstanding par value of $.00                               $ 9,500.00                 $ 9,500.00                 $ 9,500.00
      Capital in excess of par value                        $ 101,462,328.20           $ 156,194,839.84           $ 225,091,501.49
                                                           -------------------------------------------------------------------------

      Total Stockholder's Equity                            $ 101,471,828.20           $ 156,204,339.84           $ 225,101,001.49


                                                           =========================================================================
      Total Liabilities and Stockholder's Equity            $ 101,471,828.20           $ 156,204,339.84           $ 225,101,001.49
                                                           =========================================================================

                                 Use of Proceeds


         The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock being offered are estimated to be approximated $24,138,000, assuming that 100% of the shares are purchased, after deducting fifteen percent for underwriting commissions if a broker dealer is actually used.

Gimmeabid.com intends to use the net proceeds of this offering as follows:
         o Sales and Marketing
         o General & Administrative
         o Research and Development
         o Offering Costs
         o Working Capital

         Management will have broad discretion to allocate the proceeds of the Offering, including working capital and general corporate purposes. The amount expended for each purpose may vary significantly depending upon numerous factors, including the number and timing of Gimmeabid.com's marketing expenditures, acquisition of new technology, and application developments and enhancements. Gimmeabid.com believes that its available cash combined with the proceeds of this offering will be adequate to satisfy its anticipated capital requirements at least for 24 months, if 100% of the funds are raised. Since 100% of the proposed funds may not be raised this offering, we have allocated funds according to the following tables that make assumptions as to how the funds will be allocated if only 25%, 50%, 75%, or 100% of the offering is successfully sold.

            Use of Proceeds
(Schedule assuming GimmeaBid.com receives 100% of Offering Proceeds or $28,500,000)

Sales & Marketing Expense                 Individual Exp   % of Total
     Advertising                               $ 6,500,000     22.81%
     Direct Mail                               $ 1,500,000      5.26%
     Entertainment                                $ 60,000      0.21%
     Literature                                  $ 200,000      0.70%
     Promotions                                $ 2,770,000      9.72%
     Sales Staff                                 $ 250,000      0.88%
     Seminars                                  $ 3,500,000     12.28%
     Support Staff                               $ 105,000      0.37%
     Trade Shows                                 $ 500,000      1.75%
     Travel                                      $ 200,000      0.70%

          Total Sales & Marketing             $ 15,585,000     54.68%

General & Administrative Expense
     Accounting Services                          $ 20,000      0.07%
     Connectivity                                 $ 10,800      0.04%
     Credit Card Processing                      $ 585,000      2.05%
     Customer Support                              $ 9,000      0.03%
     Entertainment                                $ 25,000      0.09%
     Hosting Fees                                 $ 48,000      0.17%
     Legal Services                               $ 30,000      0.11%
     Long Distance                                 $ 8,000      0.03%
     Management Salaries                         $ 215,000      0.75%
     Office Rent                                  $ 22,200      0.08%
     Office Supplies                               $ 5,000      0.02%
     Payroll Tax                                  $ 18,598      0.07%
     Phone                                         $ 5,000      0.02%

          Total G & A Expenses                 $ 1,001,598      3.51%

Research & Development Expenses
     Application Development                     $ 367,000      1.29%
     Hardware & Equipment                         $ 50,000      0.18%

          Total R & D Expenses                   $ 417,000      1.46%

Offering Costs
     Accounting                                   $ 10,000      0.04%
     Attorney Fees                                $ 25,000      0.09%
     Commissions (if B/D is used)              $ 4,275,000     15.00%
     NASDAQ Application                            $ 5,000      0.02%
     Printing Expense - Final Prospectus           $ 5,000      0.02%
     Printing Expense - Red Herring                $ 5,000      0.02%
     Standard & Poor's Application                 $ 8,500      0.03%
     SEC Registration                             $ 13,543      0.05%
     Transfer Agent                               $ 15,000      0.05%

          Total Registration/Filing fees       $ 4,362,043     15.31%

Working Capital                                $ 7,134,359     25.03%

          Total Gross Proceeds                $ 28,500,000    100.00%
                                       13

            Use of Proceeds
(Schedule assuming GimmeaBid.com receives 75% of Offering Proceeds or $21,375,000)

Sales & Marketing Expense                 Individual Exp   % of Total
     Advertising                               $ 4,875,000     22.81%
     Direct Mail                                 $ 319,984      1.50%
     Entertainment                                $ 60,000      0.28%
     Literature                                  $ 200,000      0.94%
     Promotions                                $ 2,077,500      9.72%
     Sales Staff                                 $ 250,000      1.17%
     Seminars                                  $ 2,625,000     12.28%
     Support Staff                               $ 105,000      0.49%
     Trade Shows                                 $ 500,000      2.34%
     Travel                                      $ 200,000      0.94%

          Total Sales & Marketing             $ 11,212,484     52.46%

General & Administrative Expense
     Accounting Services                          $ 20,000      0.09%
     Connectivity                                 $ 10,800      0.05%
     Credit Card Processing                      $ 585,000      2.74%
     Customer Support                              $ 9,000      0.04%
     Entertainment                                $ 25,000      0.12%
     Hosting Fees                                 $ 48,000      0.22%
     Legal Services                               $ 30,000      0.14%
     Long Distance                                 $ 8,000      0.04%
     Management Salaries                         $ 215,000      1.01%
     Office Rent                                  $ 22,200      0.10%
     Office Supplies                               $ 5,000      0.02%
     Payroll Tax                                  $ 18,598      0.09%
     Phone                                         $ 5,000      0.02%

          Total G & A Expenses                 $ 1,001,598      4.69%

Research & Development Expenses
     Application Development                     $ 367,000      1.72%
     Hardware & Equipment                         $ 50,000      0.23%

          Total R & D Expenses                   $ 417,000      1.95%

Offering Costs
     Accounting                                   $ 10,000      0.05%
     Attorney Fees                                $ 25,000      0.12%
     Commissions (if B/D is used)              $ 3,206,250     15.00%
     NASDAQ Application                            $ 5,000      0.02%
     Printing Expense - Final Prospectus           $ 5,000      0.02%
     Printing Expense - Red Herring                $ 5,000      0.02%
     Standard & Poor's Application                 $ 8,500      0.04%
     SEC Registration                             $ 13,543      0.06%
     Transfer Agent                               $ 15,000      0.07%

          Total Registration/Filing fees       $ 3,293,293     15.41%

Working Capital                                $ 5,450,625     25.50%

          Total Gross Proceeds                $ 21,375,000    100.00%

           Use of Proceeds
(Schedule assuming GimmeaBid.com receives 50% of Offering Proceeds or $14,250,000)

Sales & Marketing Expense               Individual Exp % of Total
     Advertising                           $ 2,600,000     18.25%
     Direct Mail                             $ 185,609      1.30%
     Entertainment                            $ 60,000      0.42%
     Literature                              $ 200,000      1.40%
     Promotions                            $ 1,385,000      9.72%
     Sales Staff                             $ 250,000      1.75%
     Seminars                              $ 1,487,500     10.44%
     Support Staff                           $ 105,000      0.74%
     Trade Shows                             $ 500,000      3.51%
     Travel                                  $ 200,000      1.40%

          Total Sales & Marketing          $ 6,973,109     48.93%

General & Administrative Expense
     Accounting Services                      $ 20,000      0.14%
     Connectivity                             $ 10,800      0.08%
     Credit Card Processing                  $ 585,000      4.11%
     Customer Support                          $ 9,000      0.06%
     Entertainment                            $ 25,000      0.18%
     Hosting Fees                             $ 48,000      0.34%
     Legal Services                           $ 30,000      0.21%
     Long Distance                             $ 8,000      0.06%
     Management Salaries                     $ 215,000      1.51%
     Office Rent                              $ 22,200      0.16%
     Office Supplies                           $ 5,000      0.04%
     Payroll Tax                              $ 18,598      0.13%
     Phone                                     $ 5,000      0.04%

          Total G & A Expenses             $ 1,001,598      7.03%

Research & Development Expenses
     Application Development                 $ 367,000      2.58%
     Hardware & Equipment                     $ 50,000      0.35%

          Total R & D Expenses               $ 417,000      2.93%

Offering Costs
     Accounting                               $ 10,000      0.07%
     Attorney Fees                            $ 25,000      0.18%
     Commissions (if B/D is used)          $ 2,137,500     15.00%
     NASDAQ Application                        $ 5,000      0.04%
     Printing Expense - Final Prospectus       $ 5,000      0.04%
     Printing Expense - Red Herring            $ 5,000      0.04%
     Standard & Poor's Application             $ 8,500      0.06%
     SEC Registration                         $ 13,543      0.10%
     Transfer Agent                           $ 15,000      0.11%

          Total Registration/Filing fees   $ 2,224,543     15.61%

Working Capital                            $ 3,633,750     25.50%

          Total Gross Proceeds            $ 14,250,000    100.00%

           Use of Proceeds
(Schedule assuming GimmeaBid.com receives 25% of Offering Proceeds or $7,125,000)

Sales & Marketing Expense               Individual Exp % of Total
     Advertising                             $ 975,000     13.68%
     Direct Mail                                   $ -      0.00%
     Entertainment                            $ 60,000      0.84%
     Literature                              $ 200,000      2.81%
     Promotions                              $ 595,000      8.35%
     Sales Staff                             $ 250,000      3.51%
     Seminars                                $ 175,000      2.46%
     Support Staff                           $ 105,000      1.47%
     Trade Shows                             $ 173,734      2.44%
     Travel                                  $ 200,000      2.81%

          Total Sales & Marketing          $ 2,733,734     38.37%

General & Administrative Expense
     Accounting Services                      $ 20,000      0.28%
     Connectivity                             $ 10,800      0.15%
     Credit Card Processing                  $ 585,000      8.21%
     Customer Support                          $ 9,000      0.13%
     Entertainment                            $ 25,000      0.35%
     Hosting Fees                             $ 48,000      0.67%
     Legal Services                           $ 30,000      0.42%
     Long Distance                             $ 8,000      0.11%
     Management Salaries                     $ 215,000      3.02%
     Office Rent                              $ 22,200      0.31%
     Office Supplies                           $ 5,000      0.07%
     Payroll Tax                              $ 18,598      0.26%
     Phone                                     $ 5,000      0.07%

          Total G & A Expenses             $ 1,001,598     14.06%

Research & Development Expenses
     Application Development                 $ 367,000      5.15%
     Hardware & Equipment                     $ 50,000      0.70%

          Total R & D Expenses               $ 417,000      5.85%

Offering Costs
     Accounting                               $ 10,000      0.14%
     Attorney Fees                            $ 25,000      0.35%
     Commissions (if B/D is used)          $ 1,068,750     15.00%
     NASDAQ Application                        $ 5,000      0.07%
     Printing Expense - Final Prospectus       $ 5,000      0.07%
     Printing Expense - Red Herring            $ 5,000      0.07%
     Standard & Poor's Application             $ 8,500      0.12%
     SEC Registration                         $ 13,543      0.19%
     Transfer Agent                           $ 15,000      0.21%

          Total Registration/Filing fees   $ 1,155,793     16.22%

Working Capital                            $ 1,816,875     25.50%

          Total Gross Proceeds             $ 7,125,000    100.00%


                         Determination of Offering Price

         The offering price of the selling stockholders' shares was calculated pursuant to rule 457 (c) of Regulation C with a good faith estimate that the price will be the same as the price Gimmeabid.com is offering its 1,500,000 shares.

         The offering price of the 1,500,000 shares being offered on a "direct participation" basis has been determined primarily by the capital requirements of Gimmeabid.com and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the shares is not based on past earnings nor is it indicative of current market value for the assets owned by Gimmeabid.com.

                                    Dilution

         On June 30, 2000, Gimmeabid.com had a net book value of $ 1,217,531 or $0.16 per share (based on 7,612,520 common shares outstanding). The net Tangible book value per share is equal to Gimmeabid.com's total tangible assets, less its total liabilities and divided by its total number of common stock outstanding. After giving effect to the sale of the shares at the public offering price of $19.00 per share after the application of the estimated net offering proceeds, the net tangible book value of Gimmeabid.com, as of June 30, 2000 would have been $25,355,488 or $3.33 per share. This represents an immediate increase in net tangible book value of $3.17 per share attributable to new investors purchasing shares in this offering. The following table illustrates the per share dilution in net tangible book value per share to new investors:

                  Public Offering price per unit              $ 19

                  Net tangible book value per share           $ 0.16
                  As of June 30, 2000

                  Increase per share attributed to            $ 3.17
                  Investors in this offering

                  Net tangible book value per share           $ 3.33
                  As of June 31, 2000, after this offering

                  Net tangible book value dilution            $15.67
                  Per share to new investors

         The information set forth above regarding dilution assumes the sale of all shares offered. If less than all shares offered are purchased, those who do not invest in this offering will undergo even greater dilution of their investment dollar than the amoun6ts stated. The 1,200,000 shares being offered by the selling stockholders are outstanding shares of common stock and, therefore, do not contribute to dilution.

                              Selling Stockholders

         The following table sets forth the number of common shares that may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to Gimmeabid.com to be beneficially owned by the selling security holders.


                  Selling Stockholders                             Shares       % Before             % After
                                                                                Offering             Offering
                  --------------------                             ------       --------             --------

Bartok, Marjorie & Robert                                           2,000     Less than 1%         Less than 1%
Bimson, John                                                          500     Less than 1%         Less than 1%
Bimson, Margaret                                                    1,000     Less than 1%         Less than 1%
Bimson, Steve                                                         500     Less than 1%         Less than 1%
Brown, Bruce J.                                                     1,200     Less than 1%         Less than 1%
Brown, Sylvia Ann                                                     200     Less than 1%         Less than 1%
Brown, Thasunda                                                       200     Less than 1%         Less than 1%
Bryant, Ronald R.                                                   2,000     Less than 1%         Less than 1%
Bulsei, Paul                                                          200     Less than 1%         Less than 1%
Delaine, Campbell                                                     100     Less than 1%         Less than 1%
Campbell, Michael                                                     200     Less than 1%         Less than 1%
Cannaday, Kim & Deborah                                               200     Less than 1%         Less than 1%
Casey, James G.                                                    12,193     Less than 1%         Less than 1%
Castro & Davis, L.L.P. (1)                                          2,427     Less than 1%         Less than 1%
Catambay Diversified Services, Inc.                                 5,000     Less than 1%         Less than 1%
Catambay, Judy                                                      1,000     Less than 1%         Less than 1%
Catambay, William                                                   4,000     Less than 1%         Less than 1%
Catambay, William & Ruthann Reese                                   5,000     Less than 1%         Less than 1%
Corgliano, Pat                                                        200     Less than 1%         Less than 1%
Cox, James Allen                                                    1,500     Less than 1%         Less than 1%
Crowell, John (2)                                                  10,000     Less than 1%         Less than 1%
Darden, Robert L.                                                   1,000     Less than 1%         Less than 1%
Daves, Edward B.                                                    1,000     Less than 1%         Less than 1%
Davidson, Corbett E. & Billye A.                                      200     Less than 1%         Less than 1%
Davis, Jeffrey Scott & Wendy Cheryl (1)                             1,000     Less than 1%         Less than 1%
Davis, Renee P.                                                     2,000     Less than 1%         Less than 1%
Day, Krista                                                           300     Less than 1%         Less than 1%
Dodd, Ava                                                           4,000     Less than 1%         Less than 1%
Dodson, Carolyn                                                       300     Less than 1%         Less than 1%
Efurd, Richard                                                      3,300     Less than 1%         Less than 1%
Erskine, Louis G. & Julie L.                                          200     Less than 1%         Less than 1%
Evans, Kimberly                                                       200     Less than 1%         Less than 1%
Fidelity Transfer Company (4)                                       3,000     Less than 1%         Less than 1%
Friendstein, Laura L.                                                 500     Less than 1%         Less than 1%
Geeslin, David G.                                                  20,000     Less than 1%         Less than 1%
Glass, B. J.                                                        1,000     Less than 1%         Less than 1%

                                       18

Glazer, Marcus J.                                                   1,000     Less than 1%         Less than 1%
Goza, Frank D.                                                      1,500     Less than 1%         Less than 1%
Grau, Ray                                                             200     Less than 1%         Less than 1%
Gray, Nancy                                                           100     Less than 1%         Less than 1%
Hackler, Cecil W.                                                     200     Less than 1%         Less than 1%
Halland, Alice                                                      1,000     Less than 1%         Less than 1%
Harris, John R.                                                     2,770     Less than 1%         Less than 1%
Henire, Paula (5)                                                  10,000     Less than 1%         Less than 1%
Herrington, Lawrence D.                                               200     Less than 1%         Less than 1%
Hobson, Phillip R.                                                  2,000     Less than 1%         Less than 1%
Hobson, Phillip Trust                                              72,000     Less than 1%         Less than 1%
Holt, Fred                                                            200     Less than 1%         Less than 1%
Howard, Tom                                                           100     Less than 1%         Less than 1%
Hughes, Barbara                                                       200     Less than 1%         Less than 1%
Image Is Everything, Inc. % Gilda Cohen                               416     Less than 1%         Less than 1%
Integrated Concepts, Inc.                                         200,000         2.64%               2.21%
Johnson, Tim & Cynthia                                             18,000     Less than 1%         Less than 1%
Jolla, Monica                                                         150     Less than 1%         Less than 1%
Jones, Delbert                                                     72,000     Less than 1%         Less than 1%
Jones, Delaine                                                        200     Less than 1%         Less than 1%
Jones, Kenneth                                                     72,000     Less than 1%         Less than 1%
Jones, Rodney E.                                                    4,000     Less than 1%         Less than 1%
Kauffmann, Adolph F. & Shirley A.                                     500     Less than 1%         Less than 1%
Kerry, Connie (7)                                                   2,000     Less than 1%         Less than 1%
Landis, Kevin                                                         290     Less than 1%         Less than 1%
Laux, Edward E.                                                     1,000     Less than 1%         Less than 1%
Lavdas, Georgia                                                       300     Less than 1%         Less than 1%
Lien, Martha E.                                                       300     Less than 1%         Less than 1%
Line, John W.                                                       1,000     Less than 1%         Less than 1%
Longstaff, Richard J.                                               1,000     Less than 1%         Less than 1%
Martin, Charles T.                                                  1,000     Less than 1%         Less than 1%
Mettala Family Trust (8)                                           10,000     Less than 1%         Less than 1%
Mock, R.W. & Bivra J.                                               1,000     Less than 1%         Less than 1%
Montemayor, Enfrain                                                 1,000     Less than 1%         Less than 1%
Neill, Jon % Jyrographix                                              700     Less than 1%         Less than 1%
Neilsen, Roberta R. & Grant E.                                      1,000     Less than 1%         Less than 1%
Nelson, Karan A.                                                      200     Less than 1%         Less than 1%
Oakley, Sundra N.                                                     200     Less than 1%         Less than 1%
O'Neill, Gerald T.                                                    800     Less than 1%         Less than 1%
Patel, Mahipat M. & & Rekha M.                                        500     Less than 1%         Less than 1%
Peters, Ellen E.                                                    1,000     Less than 1%         Less than 1%
Porter, Rufus C.                                                    1,000     Less than 1%         Less than 1%
Prestwood, Andrew                                                     100     Less than 1%         Less than 1%
Price, John L. & Gayla S.                                             430     Less than 1%         Less than 1%
Prober, Jack                                                        3,000     Less than 1%         Less than 1%


Purdon, Kevin E.                                                    1,000     Less than 1%         Less than 1%
Pyle Machine Company, Inc.                                          1,000     Less than 1%         Less than 1%
Reddy, Brian                                                        1,280     Less than 1%         Less than 1%
Reddy, John J. & Kathryn M.                                         1,000     Less than 1%         Less than 1%
Reed, Lisa                                                          4,000     Less than 1%         Less than 1%
Reese, Ruthann                                                      1,000     Less than 1%         Less than 1%
Richardson, Thomas W.                                               1,000     Less than 1%         Less than 1%
Ruffin, Danny J.                                                      100     Less than 1%         Less than 1%
Scott, Paul % Jyrographix                                             700     Less than 1%         Less than 1%
Sexton, Joseph Edward & Susan B (9)                                10,000     Less than 1%         Less than 1%
Shaffer, Jeff N. & Terri L.                                           500     Less than 1%         Less than 1%
Siebert, Harvey E.                                                  1,000     Less than 1%         Less than 1%
Simmons, Kurt                                                       1,000     Less than 1%         Less than 1%
Skaar, Lance D.                                                       100     Less than 1%         Less than 1%
Smith, Jack & Betty Bell                                            1,500     Less than 1%         Less than 1%
Smith, Ricky L. & Krystal G.                                          200     Less than 1%         Less than 1%
Smith, Shawn                                                        1,340     Less than 1%         Less than 1%
Stark, Marie B.                                                     1,000     Less than 1%         Less than 1%
Stark, Richard L.                                                   1,000     Less than 1%         Less than 1%
Steel, Betty J. & Donald L.                                           400     Less than 1%         Less than 1%
Stephens Specialties, Inc. Stephen Johns (10)                         954     Less than 1%         Less than 1%
Stephens, Dewey D.                                                    200     Less than 1%         Less than 1%
Taylor, Erika                                                         100     Less than 1%         Less than 1%
Taylor, Larry                                                         200     Less than 1%         Less than 1%
Taylor, Ruth                                                          200     Less than 1%         Less than 1%
Thomas, William M.                                                  3,400     Less than 1%         Less than 1%
Thomason, A. A.                                                       200     Less than 1%         Less than 1%
Thurman Larry                                                       8,000     Less than 1%         Less than 1%
Tiller, Bobby F. Jr & Amy J.                                        3,000     Less than 1%         Less than 1%
Tolliver, Will A.                                                     500     Less than 1%         Less than 1%
Wallace, Debbie                                                     3,000     Less than 1%         Less than 1%
Wegener, R. Blake                                                   2,000     Less than 1%         Less than 1%
Wehrenberg, Gloria I.                                                 200     Less than 1%         Less than 1%
Wehrenberg, Harold R. Tr. Harold TTEE                                 400     Less than 1%         Less than 1%
Whiting, Bill                                                         660     Less than 1%         Less than 1%
Wiesehan, Janet E.                                                  2,000     Less than 1%         Less than 1%
Williams Chrysler Plymouth, Inc.                                    1,000     Less than 1%         Less than 1%
Williamson, Ralph Charles                                           1,600     Less than 1%         Less than 1%
Wilson, Carolyn S.                                                    500     Less than 1%         Less than 1%
Wilson, Dink                                                          200     Less than 1%         Less than 1%
Wood, Ann (11)                                                    140,848         39.5%               31.4%
Wood, Charles (12)                                                140,847         10.5%                7.2%
Wood, Floyd (13)                                                    3,000     Less than 1%         Less than 1%
Wood, Michael (14)                                                281,695         39.5%               29.9%
                                                                ---------     ------------         ------------
     TOTAL                                                      1,200,000

(1) The firm of Castro & Davis, L.L. P. is Gimmeabid.com's legal counsel. Mr. Isaac Castro and Jeffrey Davis are the partners of Castro & Davis L.L.P. who individually purchased 2,000 and 1,000 shares respectively for cash at $5.00 per share. The partnership itself was issued shares by Michael Wood personally for the retirement of a personal debt to the firm in the amount of $ 2,135. Castro & Davis also received 2,000 common shares from GimmeaBid.com as an advance payment for legal services that can be drawn upon in the future as needed, i.e. pre-paid legal expense.
(2) John Crowell currently serves in the capacity of Chief Technical Officer for Gimmeabid.com. As part of the marketing agreement, Mr. Crowell will receive 10,000 common shares upon acceptance of the option according to a marketing agreement that was executed between Mr. Crowell and Gimmeabid.com.
(3)           Mrs. Ava Dodd is a sister of Charles Wood, our Vice-President.
              Mrs. Dodd received shares from Charles personally as a gift.
(4)           Fidelity Transfer Company is Gimmeabid.com's transfer agent.
              Fidelity Transfer Company received 3,000 shares as payment to retire an outstanding debt from the previous venture in the amount of $ 1,233.
(5) Paula Henrie, the spouse of Gary R. Henrie, securities counsel to GimmeaBid.com is the holder of 10,000 common shares. Mr. Henrie was issued 10,000 common shares in exchange for an initial consultation on securities issues with Gimmeabid.com management and his agreement to act as securities counsel for Gimmeabid.com. The shares were issued to his wife, Mrs. Paula Henrie, upon his request for personal financial and planning reasons.
(6) Integrated Concepts, Inc. is Gimmeabid.com's technology developer and host. ICI received 200,000 shares for the development of Gimmeabid.com's Internet application as stated in their executed agreement. The total cost for development amounted to $1.500,000 of which ICI received 200,000 common shares, which left $500,000 payable in cash.
(7) Mrs. Connie Kerry is also a sister of Charles Wood, our Vice-President. Mrs. Kerry received her shares from Charles, personally, as a gift.
(8) Dr. Mettala is our Chief Technical Advisor and is in charge of Gimmeabid.com's technology development. Dr. Mettala is also the Chief Technical Officer of Integrated Concepts, Inc. Dr. Mettala received shares by purchasing them for cash from Gimmeabid.com at $5.00 per share.
(9) Joseph Sexton serve on our Advisory Board in the capacity of Sales & Marketing advisor. Mr. Sexton purchased his shares from Gimmeabid.com for cash at $5.00 per share.
(10) Stephen Johns or Stephens Specialties, Inc. is Gimmeabid.com's accountant and is in charge of the day to day accounting and tax return preparation annually. Mr. Johns received shares for the payment of invoices amounting to $ 4,770 for accounting services performed for Gimmeabid.com at $5.00 per share.

(11) Ann Wood is the present and acting Secretary and a Director for Gimmeabid.com. She is also the wife of Charles Wood, our Vice-President and the mother to Michael Wood, our President. Mrs. Wood received shares as a founder of GimmeaBid.com.
(12) Charles Wood is the present and acting Vice-President. Mr. Wood received his shares as a founder of Gimmeabid.com.
(13) Floyd Wood is a brother to our Vice-President, Charles Wood. Floyd Wood received shares from Charles Wood personally as a gift.

(14) Michael Wood is the present President and CEO and serves as Chairman of the Board of Gimmeabid.com. He is the son of Charles and Ann Wood, our Vice-President and Secretary, respectively. Michael Wood received his shares as a founder of GimmeaBid.com.

                              Plan of Distribution

         Gimmeabid.com is offering 1,500,000 shares of Common Stock through its officers and directors on a "direct participation" basis at a purchase price of $19.00 per share. Gimmeabid.com is managing this offering without any underwriter. The shares will be offered and sold by Gimmeabid.com's officers and directors who will receive no sales commissions or other compensation, except for reimbursement of expenses actually incurred on behalf of Gimmeabid.com for such activities. In connection with their efforts, they will rely on the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934. Generally speaking, Rule 314-1 provides an exemption from the broker/dealer registration requirements of the 1934 act for associated persons of an issuer. There is no minimum offering; therefore all purchases will be paid directly to Gimmeabid.com upon receipt. No one, including Gimmeabid.com has made any commitment to purchase any or all of the shares. Rather, the officers and directors will use their best efforts to find purchasers for the shares. Gimmeabid.com cannot state how many shares will successfully be sold.

         Gimmeabid.com anticipates selling the shares to persons whom it believes may be interest or who have contacted Gimmeabid.com with interest in purchasing the securities. Gimmeabid.com may sell shares to such persons if they reside in a state in which the shares legally may be sold and in which Gimmeabid.com is permitted to sell the shares. Gimmeabid.com is not obligated to sell shares to any such persons.

         Gimmeabid.com has established no minimum offering amount and no escrow of investor money pending a certain minimum number of shares being sold. Each subscription for shares in this offering that is accepted by Gimmeabid.com will be credited immediately to the cash accounts of Gimmeabid.com and such investor funds may be spent by Gimmeabid.com without any waiting period or other contingency.

         Gimmeabid.com reserves the right to reject any subscription in full or in part and to terminate this offering at any time. Officers, directors, present stockholders of Gimmeabid.com and persons associated with them may purchase some of the shares. However, officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the units sold hereunder and such purchases will e held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and if give or made, that information or representation must not be relied on as having been authorized by Gimmeabid.com. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus.

         Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

         The Selling stockholders may from time to time sell all or a portion of their shares in the over-the-counter market, or on any other national securities exchange on which the common stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares will not be sold in an underwritten public offering. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers (including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and`, in connection with such re-sales, may pay to or receive from the purchasers of such shares commissions as described above.

         In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

         The selling stockholders and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. The shares may also be sold pursuant to Rule 144 under the 1933 Act beginning one year after the shares were issued.

         We have filed the registration statement, or which this prospectus forms a part, with respect to the sale of the shares. There can be no assurance that the Selling Stockholders will sell any or all of the shares they desire to sell, or that we will sell any of the share we desire to sell.

         Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the common stock of Gimmeabid.com during the applicable "cooling off" periods prior to the commencement of such distribution. IN addition, and without limiting the foregoing, the selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the Selling Stockholders. We will pay all of the expenses incident to this offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers, or agents.

         We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any Selling Stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions. We have advised the Selling Stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling Stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

As of the date of this prospectus, there is no pending or threatened litigation involving GimmeaBid.com or any of its officers or directors.

          Directors, Executive Officers, Promoters, and Control Persons

         The following lists all members of GimmeaBid.com's Board of Directors, Executive Officers, and members of the Advisory Board.

         Name                Age                        Position
         -----               ---                        --------
J. Michael Wood               31               President, CEO, and Chairman
Charles Wood                  55               Vice-President & Director
Ann Wood                      59               Corporate Secretary & Director
Maegan Anders                 23               Treasurer, CFO & Director
John Crowell                  50               Chief Technology Officer

Advisory Board
Erik Mettala                  50               Chief Technical Advisor
Kent Bimson                   51               Technical Advisor
John Harris                   49               Operations Advisor
Joe Sexton                    41               Sales & Marketing Advisor

Biographies

J. Michael Wood - President
        Mr. Wood serves as the President and CEO of Gimmeabid.com and has served in that capacity since the inception of Gimmeabid.com in 1999. Prior to his involvement with Gimmeabid.com, Mr. Wood was a securities broker most recently with Merrill Lynch in 1999. He was a financial advisor with Investment Management & Research from 1996 to 1998. He was a financial consultant with Advantage Capital Corporation from 1994 to 1995. Mr. Wood is a graduate of Abilene Christian University.

Charles Wood - Vice-President
        Mr. Wood is the current Vice-President of Gimmeabid.com and has been since its inception in 1999. Prior to his involvement with Gimmeabid.com, Mr. Wood was the owner of a used auto dealership in Abilene and Brownwood, Texas from 1993 to 1999. Mr. Wood has had approximately 30 years of experience in all aspects of the used auto industry.

Ann Wood - Secretary
        Mrs. Wood is Gimmeabid.com's corporate secretary. Mrs. Wood has had approximately 20 years of experience in the auto industry. Most recently, Mrs. Wood was employed by Wicke's Furniture from 1998 to July 2000. Prior to her employment with Wicke's, Mrs. Wood was employed with her husband at Wood's Auto from 1993 to 1998. Mrs. Wood has had approximately 10 years experience in retail sales with Sam's wholesale club from 1990 to 1993.

Maegan Anders - Treasurer & CFO
        Ms. Anders is the current Treasurer and Chief Financial Officer of Gimmeabid.com and has held that position since inception in 1999. Prior to her involvement with Gimmeabid.com, Ms. Anders was employed by a private investment firm that manages approximately $2 billion in assets from 1998 to 1999. Prior to this, she was a student at Abilene Christian University from 1995 to 1998.

John Crowell - Chief Technical Officer
        Mr. Crowell has served as the Chief Technical Officer for Gimmeabid.com since April of 2000. Prior to his involvement with Gimmeabid.com, Mr. Crowell was in retirement from 1998 to April of 2000. Mr. Crowell is the previous owner and founder of Dr. Computer from 1996 to 1998. Dr. Computer was a chain of computer repair/upgrade/training stores. Prior to his development of Dr. Computer, he served as the Chief Technical Officer of World Television Networking from 1991 -1995. From 1995-1996, he developed and launched d'Essence, a perfume manufacturing and distribution company. Mr. Crowell is a Certified Public Accountant and a CDP.

Advisory Board

         In addition to the current Board of Directors, it is the policy of Gimmeabid.com to seek advice and counsel of highly qualified business and industry professionals and experts to assist the management team to make appropriate decisions and choose the most effective course of action. These individuals are not responsible for management decisions nor are they compensated for their participation on Gimmeabid.com's Advisory Board. The current Advisory Board is comprised of the following individuals:

Erik Mettala, PhD. - Chief Technical Advisor
        Dr. Mettala serves as the Chief Technical Advisor for Gimmeabid.com since January of 2000. Dr. Mettala currently serves as the Chief Technical Officer of Integrated Concepts, Inc. since April of 1998. From September of 1995 to April of 1998, Dr. Mettala was the Chief technical Officer of MCC in Austin, Texas. Dr. Mettala was the Associate Dean of Engineering for Research at the University of Texas at Arlington from August 1993 to September of 1995. From 1991 to 1993, he served as Deputed Director of Software sand Intelligent Systems Technology Office at the Defense Advanced Research Projects Agency (DARPA) in Arlington, Virginia. During his tenure at DARPA, he served as a program manager for Software Engineering Environments and Tools, Persistent Object Bases (which supported the development of CORBA), Manufacturing Automation and Design Engineering (which supported the development of Mosaic, S-HTTP, AND HTTP-S), and Domain Specific Software Architectures, which supported the development of TCP/IP. During his tenure with the Defense Department, he received top secret security clearance. Dr. Mettala has received a number of patents as well as being printed in numerous publications. He brings more than 25 years of experience in Information Technology to the Company. Dr. Mettala has an undergraduate degree in marketing and transportation administration from Michigan State University. He has a Master of Science degree in Computer science and management system engineering from Central Texas University, though most of his coursework was completed at the University of California in Los Angeles. Dr. Mettala also earned a Ph.D. in industrial and management systems, in conjunction with Computer Science from Penn State University


Kent Bimson, PhD.- Technical Advisor

        Dr. Bimson currently serves as a technical advisor to Gimmeabid.com. He is presently employed by Integrated Concepts, Inc. and has served in the capacity of Executive Vice President, knowledge integration since November of 1999. Previously, Dr. Bimson served as Assistant Vice President to Science Applications International Corporation from May 1998 to November 1999. From June 995 to May 1998, Dr. Bimson served as Chief Scientist at Science Applications International Corporation. In his capacity of Vice President at ICI, he is currently focused on developing a Knowledge Integration Tool that will support integration of heterogeneous enterprise databases and presentation of this integrated information over the web. Dr. Bimson established the Florida office for ICI in Cape Canaveral, Florida, to support local projects and Managed Electronic Commerce business where he was Program Manager on the Launch Operations and Support Contract at Cape Canaveral Air Station in Florida, where he also served as the Director of Information Technology, responsible for developing a Spaceport Intranet Information System
        (SIIS) for the US Air Force. SIIS features web-enabled databases, streaming video, on-line drawings and schematics, documents, and ScreenCams. Dr. Bimson oversaw the Integrated Resource Management (IRM) capability, which integrates many of the Cape's heterogeneous databases into a common enterprise model using CORBA technology. IRM provides stakeholders with an integrated view of the enterprise over the SIIS using a Java browser, including access to integrated data, documents, databases, videos and drawings. Dr. Bimson is a facilitator for Stephen Covey's "4 Roles of Leadership" workshop and helped lead this training on the 500 person LOSC contract.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of Gimmeabid.com's Common Stock as of June 30, 2000, as adjusted to reflect the sale of the shares of Common Stock offering in the Offering, by each person known to us to beneficially own more than 5% of the Common Stock, and each of Gimmeabid.com's Directors, each of the Named Executive Officers and all Directors and Executive officers of the Company as a group.


                                                   Number of Beneficially        Percentage Beneficially Owned
                                                        Owned Shares
       Name & Address of Beneficial Owner                                          Before                 After
                                                                                  Offering                Offering
-------------------------------------------------- ------------------------ -----------------------------------------


J. Michael Wood                                    3,005,000 Common shares         39.5%                29.9%
     116 World Trade Center
     P. O. Box 420132
     Dallas, Texas 75342

Charles Wood                                         796,471 Common Shares         10.5%                 7.2%
     116 World Trade Center
     P. O. Box 4201320
     Dallas, Texas 75342

Ann Wood                                           3,000,000 Common Shares         39.5%                31.4%
     116 World Trade Center
     P. O. Box 420132
     Dallas, Texas 75342

John Crowell                                          10,000 Common Shares         Less than 1%         Less than 1%
     116 World Trade Center
     P. O. Box 420132
     Dallas, Texas 75342

All directors and executive officers as a group    6,811,471 Common Shares         89.6%                68.6%


                   Description of Securities of Gimmeabid.com

Common Stock

         The authorized common stock of GimmeaBid.com consists of 10,000,000 shares, with each share having a par value of $0.001, of which 7,599,020 shares were issued and outstanding on May 1, 2000. There were 456 holders of common stock as of May 1, 2000.

         Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of GimmeaBid.com and may not cumulate votes for the election of directors. Holders of the common stock have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefore. Upon liquidation of GimmeaBid.com, holders of the common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of GimmeaBid.com. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock have equal rights and preferences. All shares of common stock now outstanding are fully paid for and non-assessable.

         GimmeaBid.com has never paid a cash dividend on the common stock. GimmaBid.com currently intends to retain all earnings, if any, to increase the capital of GimmeaBid.com to effect planned development activities and to pay dividends only when it is prudent to do so and GimmeaBid.com's performance justifies such action. Holders of common stock are entitled to receive dividends out of funds legally available when, as and if declared by GimmeaBid.com's board of directors.

OTHER SECURITIES

         There are currently no preferred shares or other securities issued, outstanding, or authorized.

                          TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the common stock will be:

                            Fidelity Transfer Company
                                1800 S. W. Temple
                                    Suite 301
                           Salt Lake City, Utah 84115

The Registered Agent is:

                             CT Corporation Systems
                              1717 N. Akard Street
                               Dallas, Texas 75201

                      Interest of Named Experts and Counsel

         No "expert" as that term is defined pursuant to section 228.509(a) of Regulation S-B, or GimmeaBid.com's counsel as that term is defined pursuant to section 228.509 (b) of Regulation S-B was hired on a contingent basis, or will receive a direct or indirect interest in GimmeaBid.com through this offering or was a promoter, underwriter, voting trustee, director, officer, or employee of GimmeaBid.com at any time prior to the filing of this registration statement, however, Paula Henrie, the spouse of Gary R. Henrie, securities counsel to GimmeaBid.com is the holder of 10,000 common shares. Mr. Henrie was issued 10,000 common shares in exchange for an initial consultation on securities issues with Gimmeabid.com management and his agreement to act as securities counsel for Gimmeabid.com. The shares were issued to his wife, Mrs. Paula Henrie, upon his request for personal financial and planning reasons.

Disclosure  of  Commission   Position  On  Indemnification  For  Securities  Act
Liabilities

         GimmeaBid.com, Inc.'s articles of incorporation provide that GimmeaBid.com will indemnify an officer, director, or former officer or director, to the full extent permitted by law. This could include indemnification for liabilities under securities laws enacted for shareholder protection.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Description of Business

Development

        GimmeaBid.com was incorporated on May 15, 1986, pursuant to the laws of the state of Delaware under the name Life Systems International, Inc. Life Systems was engaged in the promotion of a system designed to enable smokers to end the tobacco habit. Life Systems was ultimately unable to develop a sufficient market to enable it to operate profitably in this activity and ceased its marketing efforts in 1986. On July 17, 1990, the name was changed to Mesquite Country, Inc. to reflect the new business being conducted of harvesting, processing, packaging, and marketing Mesquite wood products. In 1993, Mesquite Country discontinued operations and in 1994 sold all of its operating assets. Some of the assets were sold at auction for the benefit of creditors. The corporation then lay dormant from 1993 until 1998 without assets or any business activity.

         In December of 1998, the controlling stockholders Michael and Charles Wood decided to operate a new business within the existing corporation and took the steps necessary to revitalize the corporation. On June 16, 1999, the name of the company was changed to GimmeaBid.com, Inc. The business purpose of Gimmeabid.com is to maintain and operate an on-line auction for auto dealers located across the United States.

Business

         As has happened with many other industries, it is only natural that the Internet will now supply the tools to transform used vehicle auctions to a more efficient electronic format. Gimmeabid.com provides an electronic platform or venue where auto dealers can trade as buyers or sellers within an auction format. This web site will allow dealers to save money and a significant amount of time compared to attending a traditional auction and the related expenses of travel and shipping the vehicles both to and from the auction. Sellers will be able to reach a national market for their vehicle as opposed to a market that has always been limited to a regional basis. Dealers will not be charged for accessing the site, bidding, or buyer. The only charge that a dealer will incur is if we successfully match a selling dealer with a buyer. This makes Gimmeabid.com purely performance based.

         To gain access to the Gimmeabid.com site or DealersAutoAuction.com, a dealer must complete a registration form on-line. Once we are able to confirm the validity of their dealership, a dealer will receive an e-mail informing them that they have been authorized to access the site using their chosen user name and password.

         Dealers will be able to list a vehicle for auction, choose a minimum selling price, up-load up to five digital images, along with acceptable forms of payment, and have dealers from anywhere within the U.S. competitively bid for their vehicle. Dealers will also be able to choose their auction type. Currently, GimmeaBid.com offers three types of auctions:

         o A Reserve Auction where the dealer chooses a minimum price that they will accept for their vehicle along with the duration (length) of the auction, which can last from one day to two weeks. The dealer can also establish the opening bid even if it is below his reserve price; he is only committed to selling at or above his reserve price.
         o A Quik Win Auction where a dealer chooses a final selling price that he is willing to accept for his vehicle, called the target price. The target price remains unknown to all bidders. After listing the vehicle, the first bidder to reach this target price wins, ending the auction.
         o A Traditional or English Auction where a dealer does not choose a minimum selling price but only the duration of the auction. In this type of auction, the highest bidder wins regardless of the final price.

         In all instances, GimmeaBid.com only matches buyers with sellers. We do not take possession of the vehicles nor the titles or payment. Once an auction is closed, the seller and buyer are e-mailed the others contact information. All shipping and payment arrangements are worked out between the dealers.

         Dealers will be kept informed of the progress of the auctions in which they participate either as sellers or bidders by a series of e-mails. A dealer has the option of choosing to receive an e-mail each time he is outbid or as a seller, he can choose to receive an e-mail each time a bid is placed on his vehicle and when the reserve is met. All dealers who participate in any given auction will be notified by e-mail of the close and final selling price of the vehicle. Further, our system allows dealers to interact with each other.

         The greatest obstacle in buying and selling vehicles through an Internet platform is adequately addressing the condition of the vehicle. We have gone to great lengths to help dealers address this common concern. One method we have chosen is to follow the same traditional light rating system that dealers have utilized at traditional brick and mortar auctions for decades. Dealers are accustomed to this standard and how it relates or represents a vehicles condition. This light rating system can be summarized as follows:

         o Green Light - the seller represents that the vehicle is in "good condition" and will allow a "test" drive when picked up or delivered giving buyers an opportunity to evaluate the vehicle before accepting it. A vehicle listed under a Green Light rating can not have any defects in engine, rear, or transmission and no single mechanical defect which exceeds $400 to repair.
         o Yellow Light - the seller represents the care to be basically sound but with an announced defect. Sellers are required to disclose any and all mechanical or cosmetic defects or damage. Items not disclosed by the seller will release any buyer from the binding nature of the bid.
         o Red Light - vehicles listed with this rating are sold on an "AS IS" basis without any warranty or representation to the soundness of the vehicle. These vehicles cannot be rejected by a buyer for any mechanical or cosmetic defects that have been disclosed.

         GimmeaBid.com went further in addressing vehicle condition by requiring dealers to complete a lengthy and thorough disclosure form that addresses a vehicles conditions: mechanically, cosmetically, and aesthetics such as odors.

         In the event that a dealer is interested in bidding on a vehicle but is still uncertain, he will always have the option of reaching the seller by e-mail and asking questions about the vehicle.

         In addition, we wanted to make a dealers reputation as valuable on the Internet as it is in real world transaction, so Gimmeabid.com has also devised a feedback system where dealers can actually rate their experience with another dealer. At any time, prospective bidders will be able to check the feedback system and view other dealers comments and ratings about their transactions with a particular dealer. In the event that a dealer exhibits a pattern of misrepresentation or if a bidder exhibits a pattern of not completing transactions, they will be permanently blocked from the Gimmeabid.com web site.

Market

         According to ADT Automotive's 2000 Used Car Market Report, the used auto industry reached $361 Billion in sales in 1999. This equates to approximately 40,890,000 vehicles at an average selling price of $8,828 per vehicle. 1999 represented the second best year ever for used auto sales with projections reaching 43,002,000 units by 2004. Gimmeabid.com will market to the auto dealership community that is comprised of approximately 82,000 dealerships according to ADT Automotives Used Car Market Report. Our assumptions are based on successfully capturing 1% or 882 active dealerships.

Competition

         While we believe that we will be the first to market with this concept, we also feel certain competition will arise given the ongoing expansion of Internet applications. To date, the vehicle auction market has been dominated by two major companies; Manheim and ADT. These two competitors are in the process of completing a merger which, if allowed, will give them approximately a 60% market share of the traditional auto auctions. We are certain that if this method of trading is accepted by auto dealers proving it to be a viable method, the major traditional competitors will develop and launch their own individual applications.

Patents and Trademarks

         Gimmeabid.com does not, at the present time, own any patents but has applied to trademark "GimmeaBid.com".

Government Regulations

         Presently, there is not a body of law governing Internet auctions but historically states have required wholesale auto auctions to obtain a license in the state in which they were doing business. The Internet poses a unique problem not only in determining jurisdiction but also in applying current laws. Typically, most states require a license applicant to:
         o   Provide a surety bond in the amount of $20,000
         o   Submit an application fee that can run from $125 to $500;
         o Submit to a background check on all officers, directors, and shareholders owning 10% or more of the company;
         o   Submit photographs of the physical location, facility, and signage;
         o   Some require the signage to be visible from at least 300 ft..

         To date there has been no state legislation requiring Internet based auto auctions or retailers to be licensed. There also have not been any enforcement actions or cease orders. Further, no state has attempted to apply current laws to Internet based businesses with the exception of the State of Texas. The State of Texas has recently attempted to require Ford Motor Company to obtain a license for an Internet based referral system for retail auto sales. Ford has brought legal action to challenge the Texas requirement. As of yet, the court has not ruled in the matter. It is possible that at some point, even though this is a wholesale platform, Gimmeabid.com may be required to obtain licenses from one or more states in order to conduct its business operations.

Employees

         GimmeaBid.com has four employees, of which, three are full time and recieve a monthly salary. There are no stock option plans or warrants held by any employee.

Additional Information and Annual Reports

         At present, GimmeaBid.com is not considered a fully reporting company but has voluntarily complied with many of the regulations such as holding annual stockholder meetings and providing stockholders with an annually audited financial report. After the filing of this registration statements, the Company will be fully reporting and will provide our stockholders with the required annual reports.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of operations

Business plan for next 12 months

         Gimmeabid.com has completed the development of its auction platform and plans to launch the site on or around August 15, 2000. Throughout the remainder of the year, we will adding features, functionality, and enhancements to the services and functions already available. GimmeaBid.com anticipates that it will begin to generate revenues in weeks following the launch of the site. For the balance of the plan, GimmeaBid.com will operate, maintain, and market the auction site and:
         o   Seek out lane sponsors (advertisers)
         o Secure additional partnerships/suppliers to provide additional products and services
         o   Launch marketing plan
         o   Hire two full time employees
         o   Design and print marketing materials.

Cash Requirements
         Gimmeabid.com is able to maintain operations for the next 12 months but will be facing the payment to Integrated Concepts, Inc. of $367,000 during this period for development costs. If the Company is unable to raise additional capital, it will be forced to come some other arrangement with ICI for payment. Therefore, the Company will need a significant amount of additional capital to launch an aggressive marketing campaign.

         If we are successful in selling the entire offering of 1.5 million shares, we will have sufficient resources to meet our obligations and objectives for the next 24 months. If we are unable to raise the full amount, we will significantly reduce our advertising and marketing budget.

Marketing

         Our sole market for this service is franchised and independent dealerships across the United States. Marketing to dealers presented Gimmeabid.com with a unique challenge. As it applies to auto dealers, traditional marketing methods such as mass media, do not seem to work or are not effective when considering the expense. Therefore, we have chosen to utilize multiple strategies for reaching our target market more directly. The majority of the funds from this offering, depending on the amount of the offering sold, will be utilized for this very purpose which includes a very aggressive advertising campaign in auto industry publications, regional seminars, direct mail, participation in industry trade shows, and promotions. This is in addition to our own sales staff making in person sales calls to key accounts and presentations at dealer association meetings. An in house member of the sales staff will support each sales member.
         In addition to regular marketing, we will be seeking out "Lane Sponsors" which is another term for advertisers. We will look for companies with interests in doing business with an automobile vertical market. For example, tool suppliers, finance companies, transport companies, and even software companies that have developed programs to help dealers operate and manage their dealership. We feel that this could be an additional source of revenue for Gimmeabid.com but are not relying on it for our success or to attain profitability. In the coming months, we will also be seeking out strategic partnerships with other companies to enhance the number of both products and services offered by Gimmeabid.com. One of the reasons we have chosen to seek out these partnerships is to reduce our initial investment and reduce our operating costs. For example, we do not wish to own or operate a warehouse or invest in inventory, therefore, we are seeking out a parts supplier that we can seamlessly integrate with Gimmeabid.com to provide parts and accessories to our dealers without the added burden of inventory or a warehouse.

Research & Development

         All development is being and will be completed by ICI. GimmeaBid.com has completed the development of its initial auto auction and will officially launch the site on or around August 15, 2000. We currently have other projects in development which include an additional auction, a catalog, a sales & marketing database, and other interactive features and functionality.

Purchase of Equipment

         GimmeaBid.com intends to purchase $50,000 of additional computer hardware and peripherals in both 2000 and 2001 for a total of approximately $100,000.

Employees

         GimmeaBid.com intends to hire two additional staff members on a full time basis and, provided this offering is successful, we will hire five additional sales persons and three in house support persons to meet and manage our marketing needs. In the event that we are not successful in this offering, we will attempt to meet our marketing needs through contractual arrangements with various Companies with which we have some marketing synergies. The disadvantage is the lack of control and accountablility of the sales staff and schedule.

Description of Property

         Gimmeabid.com currently offices in the World Trade Center in Dallas, Texas and leases approximately 600 square feet with an additional 300 foot office within the same building. Gimmeabid.com currently pays $ 550 for the 600 square foot office plus $248 per month for the 300 square foot office. We currently lease our office spaces on a month-to-month basis. Previously, our sole office was leased for one year, which has since expired, and the present landlord has not required us to commit to a longer term.

         While we are currently seeking quotes for insurance, at the present time, the contents of the executive office is not insured. In the event of a loss, we do not feel that it would materially impact or disrupt the operations of Gimmeabid.com. We further feel that another location would not be difficult to secure along with additional office equipment. We are not materially concerned with this issue because our servers, routers, programming, etc. are located at the headquarters of Integrated Concepts, Inc. who has completed a disaster recovery plan for us and also provides a series off-site backup servers.

Realized Loss

         GimmeaBid.com realized a loss per share of ($0.19) in 1999 and a loss of ($0.05) per share for the second quarter of 2000. Stockholder's Equity increased from ($102,689) in 1999 to $1,217,531 in the second quarter of 2000. Total assets reached $1,327,507 in the second quarter of 2000, from $7,845 at the end of 1999. Financial projections for the last six months are included in this prospectus. An investor should observe the cautions with respect to forward-looking statements when reviewing the financial projections.

Certain Relationships and Related Transactions

         Gimmeabid.com entered into a unique marketing agreement with Mr. John Crowell who, as a condition of the agreement, accepted the responsibility of marketing in eight (8) western states. As a condition of this agreement, there is a trial period of ninety days. During this ninety-day trial period, Gimmeabid.com has agreed to reimburse Mr. Crowell for out-of-pocket expenses up to a maximum of $2,000.00 per month. Gimmeabid.com also issued Mr. Crowell 10,000 common shares for consideration. At the end of the ninety-day period, if Gimmeabid.com chooses to continue its marketing arrangement with Mr. Crowell, he will be given an option on 400,000 common shares at a price of $5.00 per share. Mr. Crowell will be prohibited from selling any of these shares until GimmeaBid.com has completed the sale of 100% of this offering of shares.

            Market for Common Equity and Related Stockholder Matters

         Prior to this offering, there has been no public market for the Common Stock of the Company. At the present time neither any National Securities Exchange nor the NASDAQ stock market lists the securities offered.

         There is no public trading market for the common stock of GimmeaBid.com. There are outstanding 7,612,520 shares as of June 30, 2000. Gimmeabid.com is currently offering 1,500,000 common shares through this offering. We have also agreed to register an additional 1,200,000 for selling shareholders. The remaining shareholders will also be able to sell their shares having met the holding requirements of Rule 144. GimmeaBid.com has issued options to purchase 400,000 shares of common stock at the purchase price of $5.00 per share.

         Since its inception, no dividends have been paid on Gimmeabid.com's common stock. We intend to retain any earnings for use in the business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future.

         At June 30, 2000, there were approximately 456 shareholders of record holding the Company's common stock.

                             Executive Compensation

        The following table sets forth information concerning the aggregate compensation paid or to be paid by Gimmeabid.com to its Chief Executive Officer and each of the other executive officers for services rendered in all capacities to GimmeaBid.com for the fiscal years ended December 31, 1999 and 2000.



                      Annual Compensation                                       Long Term Compensation
------------------------------------------------------------------ ---------------------------------------------------
                                                                              Awards               Payouts
                                                                                                             All
                                                                                                             Other
                                                                   ---------------------------    --------   Comp.
                           Year     Salary    Bonus      Other       Restricted     Securities    LTIP
   Name and Principal                 ($)               Annual      Stock Award     Underlying     Payout
        Position                                         Comp.                       Options/
                                                                                       SARs
------------------------- -------- ---------- ------- ------------ --------------- -------------- ---------- ---------

J. Michael Wood            2000     60,000     -0-        -0-           -0-             -0-          -0-       -0-
     CEO                   1999     24,000

Charles Wood               2000       -0-      -0-        -0-           -0-             -0-          -0-       -0-
    Vice-President         1999       -0-

Ann Wood                   2000     60,000     -0-        -0-           -0-             -0-          -0-       -0-
    Secretary              1999     22,000

Maegan Anders              2000     30,000     -0-        -0-           -0-             -0-          -0-       -0-
     CFO                   1999       -0-



Stock Options
         Gimmeabid.com has not granted any stock options or stock appreciation rights during our prior fiscal year or the current year to any executive officers. On April 10, 2000, Gimmeabid.com did enter into an agreement in which it may grant an option on 400,000 common shares at $5.00 per share to Mr. John Crowell. This option was subject to the pure discretion over whether to allow this option to be executed provided these conditions are not satisfactorily met.

Benefit Plans
         Gimmeabid.com recently adopted a 401k plan for its employees and officers but does not provide any matching contributions. Additionally, Gimmeabid.com recently added a group health plan for its employees in which in pays the monthly premiums for the employee only. Family members of the employee can be added to the plan but at their own expense. Gimmeabid.com felt that it was important to offer these minimal benefits in order to help attract and retain talented employees.

                  Changes In and Disagreements With Accountants
                     On Accounting And Financial Disclosures

         There have been no changes in or disagreements with Gimmeabid.com's accountants since the inception of Gimmeabid.com required to be disclosed pursuant to Item 304 of Regulation SB.

                                  Legal Matters

         The validity of the issuance of shares of Gimmeabid.com's common stock being offered has been passed upon by Fabian & Clendenin, located in Salt Lake City, Utah.

                                     Experts

         The audited financial statements of GimmeaBid.com at December 31, 1999, and 1998, and for the years then ended, and for the period from incorporation to December 31, 1999, and the reviewed but unaudited interim financial statements through June 30, 2000, appearing in this prospectus and registration statement have been audited and reviewed respectively by FJ & Associates, LLC formerly Jones Jensen & Company, and are included in reliance upon such reports given upon the authority of Jones, Jensen and Co. as experts in accounting and auditing.

                    Where You Can Find Additional Information

         A registration statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in the prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to GimmeaBid.com and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission's principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office location at 7 World Trade Center, 13th. Floor, New York, New York, 10048, and the Midwest Regional Office location at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                       June 30, 2000 and December 31, 1999

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                                 Balance Sheets



                                                                                June 30,            December 31,
                                                                                 2000                   1999
                                                                                ---------           ------------
                                                                               (Unaudited)

CURRENT ASSETS

   Cash and cash equivalents                                               $          118,537  $             545
   Prepaid expenses                                                                     4,171              2,881
                                                                           ------------------  -----------------

     Total Current Assets                                                             122,708              3,426
                                                                           ------------------  -----------------

   PROPERTY AND EQUIPMENT, NET (Note 2)                                             1,204,799              4,419
                                                                           ------------------  -----------------

     TOTAL ASSETS                                                          $        1,327,507  $           7,845
                                                                           ==================  =================


                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                        ----------------------------------------------

CURRENT LIABILITIES

   Accounts payable                                                        $           44,989  $          47,070
   Accrued expenses                                                                    64,987             63,464
                                                                           ------------------  -----------------

     Total Current Liabilities                                                        109,976            110,534
                                                                           ------------------  -----------------

STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock, $0.001 par value: 10,000,000 shares
    authorized, 7,612,520 and 7,269,915 shares issued
    and outstanding, respectively                                                       7,613              7,270
   Capital in excess of par value                                                   5,601,055          3,888,372
   Prepaid expenses                                                                   (50,000)            -
   Deficit accumulated prior to January 1, 1993                                      (716,629)          (716,629)
   Deficit accumulated during the development stage
    (from January 1, 1993)                                                         (3,624,508)        (3,281,702)
                                                                           ------------------  -----------------

     Total Stockholders' Equity (Deficit)                                           1,217,531           (102,689)
                                                                           ------------------  -----------------

     TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT)                                                     $        1,327,507  $           7,845
                                                                           ==================  =================

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                            Statements of Operations
                                   (Unaudited)

                                                                                                                        From
                                                                                                                     Inception of
                                                                                                                      Development
                                                            For the                          For the                   Stage on
                                                      Three Months Ended                 Six Months Ended              January 1,
                                                        June 30,                            June 30,                 1993 Through
                                                   --------------------              ----------------------            June 30,
                                                   2000            1999              2000              1999              2000
                                                   ----            ----              ----              ----          -------------


REVENUE                                        $          -    $           -     $           -    $            -    $           -

EXPENSES

   General and administrative                         155,315           18,125           340,652         1,385,843        1,836,895
   Depreciation                                           183              -                 366               -                801
                                               --------------  ---------------   ---------------  ----------------  ---------------

     Total Expenses                                   155,498           18,125           341,018         1,385,843        1,837,696
                                               --------------  ---------------   ---------------  ----------------  ---------------

LOSS FROM CONTINUING
 OPERATIONS                                          (155,498)         (18,125)         (341,018)       (1,385,843)      (1,837,696)
                                               --------------  ---------------   ---------------  ----------------  ---------------

LOSS ON DISCONTINUED
 OPERATIONS                                               -                -                 -                 -         (1,774,612)
                                               --------------  ---------------   ---------------  ----------------  ---------------

OTHER INCOME (EXPENSE)

   Interest expense                                       (22)             -              (2,552)           (2,600)         (12,964)
   Interest income                                        651                4               764                 4              764
                                               --------------  ---------------   ---------------  ----------------  ---------------

     Total Other Income (Expense)                         629                4            (1,788)           (2,596)         (12,200)
                                               --------------  ---------------   ---------------  ----------------  ---------------

NET LOSS                                       $     (154,869) $       (18,121)  $      (342,806) $     (1,388,439) $    (3,624,508)
                                               ==============  ===============   ===============  ================  ===============

BASIC LOSS PER COMMON SHARE                    $        (0.02) $         (0.00)  $         (0.05) $         (0.19)
                                               ==============  ===============   ===============  ================

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                   Statements of Stockholders Equity (Deficit)



                                                                                                      Deficit
                                                                                                    Accumulated
                                                Common Stock                     Capital in         During the
                                          -------------------------              Excess of          Development
                                          Shares             Amount              Par Value            Stage
                                          ------             ------              -----------        ------------


Balance at inception of
 development stage on
 January 1, 1993                             722,167   $             722   $        2,251,680  $        (716,629)

Common stock issued for
 services at $0.58 per share                 253,868                 254              146,990             -

Net loss for the year ended
 December 31, 1993                            -                   -                    -              (1,740,571)
                                     ---------------   -----------------   ------------------  -----------------

Balance, December 31, 1993                   976,035                 976            2,398,670         (2,457,200)

Net loss for the year ended
 December 31, 1994                            -                   -                    -                  (1,289)
                                     ---------------   -----------------   ------------------  -----------------

Balance, December 31, 1994                   976,035                 976            2,398,670         (2,458,489)

Net loss for the year ended
 December 31, 1995                            -                   -                    -                  (6,594)
                                     ---------------   -----------------   ------------------  -----------------

Balance, December 31, 1995                   976,035                 976            2,398,670         (2,465,083)

Net loss for the year ended
 December 31, 1996                            -                   -                    -                  (7,381)
                                     ---------------   -----------------   ------------------  -----------------

Balance, December 31, 1996                   976,035                 976            2,398,670         (2,472,464)

Net loss for the year ended
 December 31, 1997                            -                   -                    -                  (9,373)
                                     ---------------   -----------------   ------------------  -----------------

Balance, December 31, 1997                   976,035                 976            2,398,670         (2,481,837)

Net loss for the year ended
 December 31, 1998                            -                   -                    -                  (9,404)
                                     ---------------   -----------------   ------------------  -----------------

Balance, December 31, 1998                   976,035   $             976   $        2,398,670  $      (2,491,241)
                                     ---------------   -----------------   ------------------  -----------------

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
             Statements of Stockholders Equity (Deficit) (Continued)





                                                                                                      Deficit
                                                                                                    Accumulated
                                                Common Stock                     Capital in         During the
                                          -------------------------              Excess of          Development
                                          Shares             Amount              Par Value            Stage
                                          ------             ------              -----------        ------------


Balance, December 31, 1998                   976,035   $             976   $        2,398,670  $      (2,491,241)

Common stock issued for
   services at $0.22 per share,
   January 2, 1999                         6,173,400               6,173            1,335,923             -

Common stock issued for
   cash at $0.21 per share,
   January 2, 1999                            72,000                  72               14,928             -

Common stock issued for
   cash at $0.25 per share,
   January 2, 1999                            20,000                  20                4,980             -

Common stock issued for
   debt at $0.50 per share,
   January 8, 1999 and
   October 27, 1999                            2,467                   3                1,230             -

Common stock issued for
   services at $0.50 per share,
   October 27, 1999                              533                   1                  266             -

Common stock issued for
   fixed assets at $5.00 per share,
   March 18, 1999                                290              -                     1,450             -

Common stock issued for
   prepaid expenses at $5.00
   per share, March 10, 1999                   1,000                   1                4,999             -

Common stock issued for
   services at $5.00 per share,
   from March to October 1999
   (5 issuances)                               7,790                   8               38,942             -

Common stock issued for
   cash at $5.00 per share,
   From April to October 1999
   (13 issuances)                             16,400                  16               81,984             -

Capital contribution of services              -                   -                     5,000             -

Net loss for the year ended
   December 31, 1999                                                                                  (1,507,090)
                                     ---------------   -----------------   ------------------  -----------------

Balance, December 31, 1999                 7,269,915   $           7,270   $        3,888,372  $      (3,998,331)
                                     ---------------   -----------------   ------------------  -----------------


                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
             Statements of Stockholders Equity (Deficit) (Continued)


                                                                                                      Deficit
                                                                                                    Accumulated
                                                Common Stock                     Capital in         During the
                                          -------------------------              Excess of          Development
                                          Shares             Amount              Par Value            Stage
                                          ------             ------              -----------        ------------


Balance, December 31, 1999                 7,269,915   $           7,270   $        3,888,372  $      (3,998,331)

Common stock issued for
 cash at $5.00 per share,
 from January 1, 2000 to
 March 31, 2000 (unaudited)                   55,500                  55              277,445             -

Common stock issued for
 services at $5.00 per share,
 January 12, 2000 and
 March 19, 2000 (unaudited)                   27,700                  28              138,472             -

Common stock issued for
 fixed assets at $5.00 per
 share, January 12, 2000
 (unaudited)                                     100              -                       500             -

Common stock issued for
 software at $5.00 per share,
 January 15, 2000 and
 March 19, 2000 (unaudited)                  209,000                 209            1,044,791             -

Common stock issued for
 prepaid expenses at $5.00
 per share, March 19, 2000
 (unaudited)                                   2,000                   2                9,998             -

Common stock issued for cash
 at $5.00 per share from April 1,
 2000 to June 30, 2000
 (unaudited)                                  27,560                  28              137,773             -

Common stock issued for
 services at $5.00 per share
 from April 1, 2000 to June 30,
 2000 (unaudited)                             10,745                  11               53,714             -

Common stock issued for
 prepaid  expenses at $5.00
 per share from April 1, 2000
 to June 30, 2000 (unaudited)                 10,000                  10               49,990             -

Net loss for the six months
 ended June 30, 2000
 (unaudited)                                  -                   -                    -                (342,806)
                                     ---------------   -----------------   ------------------  -----------------

Balance, June 30, 2000
 (unaudited)                               7,612,520   $           7,613   $        5,601,055  $      (4,341,137)
                                     ===============   =================   ==================  =================

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                   (Unaudited)

                                                                                                                        From
                                                                                                                     Inception of
                                                                                                                      Development
                                                            For the                          For the                   Stage on
                                                      Three Months Ended                 Six Months Ended              January 1,
                                                        June 30,                            June 30,                 1993 Through
                                                   --------------------              ----------------------            June 30,
                                                   2000            1999              2000              1999              2000
                                                   ----            ----              ----              ----          -------------


CASH FLOWS FROM OPERATING
 ACTIVITIES

   Net loss                                        $    (154,869) $       (18,121) $     (342,806) $    (1,388,439)   $  (3,624,508)
   Adjustments to reconcile net loss
    to net cash used by operating
    activities:
     Common stock issued for services                     53,725           10,000         192,225        1,347,947        1,725,782
     Loss on disposition of assets                        -                -               -                -             1,535,773
     Depreciation expense                                    183           -                  366           -                   801
   Changes in operating assets and liabilities:
     (Increase) in advances to related parties            -                (9,580)         -               (13,880)          -
     Decrease in prepaid expense                           8,710              469           8,710              469           10,829
     Increase in cash overdraft                           -                -               -                 5,000           -
     Increase (decrease) in accounts
      payable and accrued expenses                         1,407           -                 (558)           3,801          111,209
                                                   -------------  ---------------  --------------  ---------------    -------------

       Net Cash Used by Operating Activities             (90,844)         (17,232)       (142,063)         (45,102)        (240,114)
                                                   -------------  ---------------  --------------  ---------------    -------------

CASH FLOWS FROM INVESTING
 ACTIVITIES

     Purchase of fixed assets                             (5,416)            (942)         (5,416)          (2,392)          (8,820)
     Purchase of software                                (49,830)           -            (149,830)          -              (149,830)
                                                   -------------  ---------------  --------------  ---------------    -------------

        Net Cash Used by Investing Activities            (55,246)            (942)       (155,246)          (2,392)        (158,650)
                                                   -------------  ---------------  --------------  ---------------    -------------

CASH FLOWS FROM FINANCING
 ACTIVITIES

   Common stock issued for cash                          137,801           17,500         415,301           47,506          517,301
                                                   -------------  ---------------  --------------  ---------------    -------------

       Net Cash Provided by Financing
        Activities                                       137,801           17,500         415,301           47,506          517,301
                                                   -------------  ---------------  --------------  ---------------    -------------

INCREASE IN CASH AND CASH
 EQUIVALENTS                                              (8,289)            (674)        117,992                6          118,537

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                                     126,826              680             545           -                -
                                                   -------------  ---------------  --------------  ---------------    -------------

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                                     $     118,537  $             6  $      118,537  $             6    $     118,537
                                                   =============  ===============  ==============  ===============    =============


                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                      Statements of Cash Flows (Continued)
                                   (Unaudited)

                                                                                                                        From
                                                                                                                     Inception of
                                                                                                                      Development
                                                            For the                          For the                   Stage on
                                                      Three Months Ended                 Six Months Ended              January 1,
                                                        June 30,                            June 30,                 1993 Through
                                                   --------------------              ----------------------            June 30,
                                                   2000            1999              2000              1999              2000
                                                   ----            ----              ----              ----          -------------

Cash Paid For:

   Interest                                        $      -       $        -       $       -       $        -         $        -
   Income taxes                                    $      -       $        -       $       -       $        -         $        -

Non-Cash Financing Activities:

   Issuance of common stock for services           $      53,725  $        10,000  $      192,225  $     1,357,947    $   1,725,782
   Issuance of common stock for debt               $      -       $        -       $       -       $           969    $       1,233
   Issuance of common stock for prepaid
     expenses                                      $      50,000  $        -       $       60,000  $         5,000    $      65,000
   Issuance of common stock for fixed assets       $      -       $        -       $          500  $         1,450    $       1,950
   Issuance of common stock for software           $      -       $        -       $    1,045,000  $        -         $   1,045,000


                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                       June 30, 2000 and December 31, 1999


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              Life Systems International, Inc. (the Company) was incorporated on May 15, 1986 under the laws of the State of Delaware. On July 17, 1990, the Company changed its name to Mesquite Country, Inc. On June 16, 1999, the Company changed its name to Gimmeabid.com, Inc. The Company is considered a development stage enterprise whose principal business activity will be to provide e-commerce services to commercial enterprises, initially automobile dealers and parts distributors.

              The Company has not engaged in any business operations since 1992 and it was reclassified as a development stage company as of January 1, 1993. The Company presently has only minimal assets.

              b.  Accounting Method

              The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year end.

              c.  Cash Equivalents

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

              d.  Property and Equipment

              Property and equipment are recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

                                                              Useful
                              Description                     Lives
                              -----------                     ------

                             Office equipment                 5 to 7 years
                             Office furniture                 7 years

               The Company has contracted with various third parties to acquire software developed by those parties to be used in the normal course of its operations (See Note 3). When installed and operational, this software will be amortized over a 5 year period.

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                       June 30, 2000 and December 31, 1999


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

              e.  Income Taxes

              No provision for income taxes has been accrued because the Company has incurred losses from inception. The Company has elected a December 31 year end and has a net operating loss carryover of approximately $2,400,000 for tax purposes, which expires in 2020.

              f.  Basic Loss per Share

              During the Company's fiscal year ended 1998, the Company implemented Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity that were outstanding for the period, similar to fully diluted earnings per share.

              The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements.

                                                       For the                              For the
                                                  Three Months Ended                    Six Months Ended
                                                        June 30,                            June 30,
                                                  ---------------------              ----------------------
                                                  2000             1999              2000              1999
                                                  ----             ----              ----              ----

              Numerator - loss               $       (154,869) $       (18,121)  $      (342,806) $     (1,388,439)
              Denominator - weighted
               average number of
                shares outstanding                  7,601,018        7,248,690         7,542,801         7,176,657
                                             ----------------  ---------------   ---------------  ----------------

              Loss per share                 $          (0.02) $         (0.00)  $         (0.05) $          (0.19)
                                             ================  ===============   ===============  ================



              g.  Reverse Stock Split

              In 1993, the Company reverse split its shares of common stock on a 1-for-20 basis. All references to shares outstanding and losses per share have been adjusted to reflect the effect of the reverse split on a retroactive basis.

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                       June 30, 2000 and December 31, 1999


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

              h.  Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              i.  Revenue Recognition

              As the Company is in the development stage and has no sources of revenue, such policies have not been established. The Company will develop policies for revenue recognition when normal operations and sales commence.

              j.  Long Lived Assets

              All long lived assets are evaluated yearly for impairment per SFAS
              121. Any impairment in value is recognized as an expense in the period when the impairment occurs.

              k.  Unaudited Financial Statements

              The accompanying unaudited financial statements include all of the adjustments which, in the opinion of management, are necessary for a fair presentation. Such adjustments are of a normal recurring nature.

NOTE 2 -   PROPERTY AND EQUIPMENT

            Property and equipment consists of the following:

                                                                               June 30,             December 31,
                                                                                 2000                   1999
                                                                               ---------            ------------
                                                                               (Unaudited)

              Office Equipment                                            $            3,604  $            3,604
              Office Furniture                                                         6,666               1,250
              Leasehold improvements                                                     500              -
              Software                                                             1,194,830              -
                                                                          ------------------  ------------------

                                                                                   1,205,600               4,854
              Accumulated depreciation                                                  (801)               (435)
                                                                          ------------------  ------------------

              Net Property and Equipment                                  $        1,204,799  $            4,419
                                                                          ==================  ==================

              Depreciation expense for the six months ended June 30, 2000 and 1999 was $366 and $-0-, respectively.

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                       June 30, 2000 and December 31, 1999


NOTE 3 -   COMMITMENTS AND CONTINGENCIES

              The Company leases certain office equipment used in its operations under a non-cancellable operating lease. The lease term expires in June 2003. The monthly rental payment for the lease is $67.

              The Company leases office space located in Dallas, Texas under a non-cancellable operating lease. The lease term expires in July 2000. The monthly rental payment for the lease is $248.

              Minimum future lease payments on the leases as of June 30, 2000 are as follows:

               Year Ended
              December 31,                                            Amount
              ------------                                            ------

                    2000                                          $      650
                    2001                                                 801
                    2002                                                 801
                    2003                                                 400
                    2004 and thereafter                                   -
                                                                  ----------

                    Total                                         $    2,652
                                                                  ==========

              On January 15, 2000, the Company entered into an agreement with Integrated Concepts, Inc. to develop a custom e-commerce internet application for the Company for $1.5 million. The Company agreed to pay $1.0 million in common stock at a price of $5.00 per share totaling 200,000 shares. The remaining $500,000 is to be paid over the development of the project. In accordance with the terms of the agreement, the Company paid $100,000 to Integrated Concepts, Inc. upon their acceptance of the contract.

              On April 10, 2000, the Company entered into an agreement with an individual to market the Company's e-commerce websites to dealers and transporters of motor vehicles, water craft, aircraft, agricultural equipment, recreational vehicles and heavy equipment in the western United States.

              The term of the agreement is 5 years, but may be terminated by the Company due to non-performance by the individual. In addition to a pre-determined commission schedule and in accordance with the terms of the agreement, the individual has 90 days from the effective date of the agreement to make "substantial performance "in signing up dealers. Should the individual make such performance, the Company will provide to the individual 10,000 shares of the Company's common stock, options to purchase 400,000 shares of the Company's common stock at $5.00 per share for a period of three years from the date the Company provides the individual the initial 10,000 common shares, and make the individual a member of the board of directors.

              On April 20, 2000, the Company issued the individual 10,000 shares of the Company's common stock.

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                       June 30, 2000 and December 31, 1999


NOTE 4 -      COMMON STOCK

              In January 1999, the Company issued 6,173,400 shares of its common stock to officers and other individuals for services rendered to the Company, valued at $1,342,097 at a price of $0.22 per share.

              In January 1999, the Company sold 72,000 shares of its common stock for cash proceeds of $15,000 at a price of $0.25 per share.

              In January 1999, the Company sold 20,000 shares of its common stock for cash proceeds of $5,000 at a price of $0.25 per share.

              In January 1999, the Company issued 3,000 shares of its common stock in settlement of debt of $1,233 and for services rendered to the Company valued at $267 at a price of $0.50 per share.

              In March 1999, the Company issued 290 shares of its common stock at $1,450 at a price of $5.00 per share and a payable in the amount of $1,450 for equipment valued at $2,900.

              In March 1999, the Company issued 1,000 shares of its common stock at $5,000 at a price of $5.00 per share for services to be rendered to the Company in future periods.

              From March 1999 to October 1999, the Company issued 7,790 shares of its common stock for services rendered to the Company valued at $38,950 at a price of $5.00 per share.

              From April 1999 to October 1999, the Company sold 16,400 shares of its common stock for cash proceeds of $82,000 at a price of $5.00 per share.

              On January 15, 2000, the Company issued 200,000 shares of its common stock and made the initial payment of $100,000 to Integrated Concepts, Inc. upon that company's acceptance of the contract (see Note 3).

              From January 1 to March 31, 2000, the Company issued 38,800 shares of its common stock for services rendered to the Company, prepaid expenses, fixed assets and software development costs valued at $194,000 at a price of $5.00 per share.

              From January 1 to March 31, 2000, the Company sold 55,500 shares of its common stock for cash proceeds of $277,500 at a price of $5.00 per share.

              From April 1 to June 30, 2000, the Company sold 27,560 shares of its common stock for cash proceeds of $137,801 at a price of $5.00 per share.

              From April 1 to June 30, 2000, the Company issued 20,745 shares of its common stock for services rendered to the Company and prepaid expenses valued at $103,725 at a price of $5.00 per share.

                               GIMMEABID.COM, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                       June 30, 2000 and December 31, 1999


NOTE 5 -      GOING CONCERN

              The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has been in the development stage since January 1, 1993 and does not have a significant operating history. In order to carry out its operating plans, the Company will need to obtain additional funding from outside sources. The Company is pursuing new business opportunities through merger or purchase of existing, operating companies. Due to the extremely limited assets and resources of the Company, no assurance can be given that the Company will be successful in its pursuit of new business opportunities.

NOTE 6 -      DISCONTINUED OPERATIONS

              In 1992, the Company discontinued its operations and, in 1993, sold all of its operating assets. The operating results for the periods from 1993 through 1998 have been reclassified and reported as discontinued operations.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                December 31, 1999

                                 C O N T E N T S



Independent Auditors' Report................................................ 58

Balance Sheet............................................................... 59

Statements of Operations.................................................... 60

Statements of Stockholders' Equity (Deficit)................................ 61

Statements of Cash Flows.................................................... 63

Notes to the Financial Statements..........................................  65

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



Board of Directors
Gimmeabid.com, Inc.
(Formerly Mesquite Country, Inc.)
(A Development Stage Company)
Dallas, Texas

We have audited the accompanying balance sheet of Gimmeabid.com, Inc. (formerly Mesquite Country, Inc.) (a development stage company) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998 and from inception of the development stage on January 1, 1993 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, in the financial position of Gimmeabid.com, Inc. (formerly Mesquite Country, Inc.) (a development stage company) as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and from inception of the development stage on January 1, 1993 through December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company is a development stage company with no significant operating revenues to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Jones, Jensen & Company
Salt Lake City, Utah
April 27, 2000

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                                  Balance Sheet



                                                                                                  December 31,
                                                                                                     1999
                                                                                               -----------------

CURRENT ASSETS

   Cash and cash equivalents                                                                   $             545
   Prepaid expenses                                                                                        2,881
                                                                                               -----------------

     Total Current Assets                                                                                  3,426

   PROPERTY AND EQUIPMENT, NET (Notes 1 and 2)                                                             4,419
                                                                                               -----------------

     TOTAL ASSETS                                                                              $           7,845
                                                                                               =================

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

   Accounts payable                                                                            $          47,070
   Accrued expenses                                                                                       63,464
                                                                                               -----------------

     Total Current Liabilities                                                                           110,534

STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock, $0.001 par value: 10,000,000 shares
    authorized, 7,269,915 shares issued and outstanding                                                    7,270
   Capital in excess of par value                                                                      3,888,372
   Deficit accumulated prior to January 1, 1993                                                         (716,629)
   Deficit accumulated during the development stage (from January 1, 1993)                            (3,281,702)
                                                                                               -----------------

     Total Stockholders' Equity (Deficit)                                                               (102,689)

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                      $           7,845
                                                                                               =================



              The accompanying notes are an integral part of these
                             financial statements.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                            Statements of Operations


                                                                                        From
                                                                                    Inception of
                                                                                     Development
                                                                                       Stage on
                                                                                      January 1,
                                                         For the Years Ended         1993 Through
                                                            December 31,              December 31,
                                                        1999            1998            1999
                                                      -----------    -----------    -------------


REVENUE                                               $         -   $          -    $           -

EXPENSES                                                        -              -                -

   General and administrative                           1,496,243              -        1,496,243
   Depreciation                                               435              -              435
                                                      -----------   ------------    -------------

     Total Expenses                                     1,496,678              -        1,496,678
                                                      -----------   ------------    -------------

   Loss from continuing operations before
     loss on discontinued operations                   (1,496,678)             -       (1,496,678)
                                                      -----------   ------------    -------------

LOSS ON DISCONTINUED OPERATIONS                                 -         (9,404)      (1,774,612)
                                                      -----------   ------------    -------------

OTHER EXPENSE

   Interest Expense                                       (10,412)             -          (10,412)
                                                      -----------   ------------    -------------

     Total Other Expense                                  (10,412)             -          (10,412)
                                                      -----------   ------------    -------------

NET LOSS                                              $(1,507,090)  $     (9,404)   $  (3,281,702)
                                                      ===========   ============    =============

BASIC LOSS PER COMMON SHARE                           $     (0.21)  $      (0.00)
                                                      ===========   ============

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                                     7,235,438        976,035
                                                      ===========   ============




              The accompanying notes are an integral part of these
                             financial statements.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                   Statements of Stockholders Equity (Deficit)





                                                                                                   Deficit
                                                                                                 Accumulated
                                                Common Stock                    Capital in       During the
                                     ---------------------------------           Excess of       Development
                                          Shares             Amount              Par Value           Stage
                                     ---------------   ---------------      -----------------   -------------



Balance at inception of
 development stage on
 January 1, 1993                             722,167   $           722      $       2,251,680   $    (716,629)

Common stock issued for
 services at $0.58 per share                 253,868               254                146,990               -

Net loss for the year ended
 December 31, 1993                                 -                 -                     -       (1,740,571)
                                     ---------------   ---------------      -----------------   -------------

Balance, December 31, 1993                   976,035               976              2,398,670      (2,457,200)

Net loss for the year ended
 December 31, 1994                                 -                 -                      -          (1,289)
                                     ---------------   ---------------      -----------------   -------------

Balance, December 31, 1994                   976,035               976              2,398,670      (2,458,489)

Net loss for the year ended
 December 31, 1995                                 -                 -                      -          (6,594)
                                     ---------------   ---------------      -----------------   -------------

Balance, December 31, 1995                   976,035               976              2,398,670      (2,465,083)

Net loss for the year ended
 December 31, 1996                                 -                 -                      -          (7,381)
                                     ---------------   ---------------      -----------------   -------------

Balance, December 31, 1996                   976,035               976              2,398,670      (2,472,464)

Net loss for the year ended
 December 31, 1997                                 -                 -                      -          (9,373)
                                     ---------------   ---------------      -----------------   -------------

Balance, December 31, 1997                   976,035               976              2,398,670      (2,481,837)

Net loss for the year ended
 December 31, 1998                                 -                 -                      -          (9,404)
                                     ---------------   ---------------      -----------------   -------------

Balance, December 31, 1998                   976,035   $           976      $       2,398,670   $  (2,491,241)
                                     ---------------   ---------------      -----------------   -------------



              The accompanying notes are an integral part of these
                             financial statements.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
             Statements of Stockholders Equity (Deficit)(Continued)



                                                                                                   Deficit
                                                                                                 Accumulated
                                                Common Stock                    Capital in       During the
                                     ---------------------------------           Excess of       Development
                                          Shares             Amount              Par Value           Stage
                                     ---------------   ---------------      -----------------   -------------



Balance, December 31, 1998                   976,035   $           976      $       2,398,670   $  (2,491,241)

Common stock issued for
   services at $0.22 per share             6,173,400             6,173              1,335,923               -

Common stock issued for
   cash at $0.21 per share                    72,000                72                 14,928               -

Common stock issued for
   cash at $0.25 per share                    20,000                20                  4,980               -

Common stock issued for
   debt at $0.50 per share                     2,467                 3                  1,230               -

Common stock issued for
   services at $0.50 per share                   533                 1                    266               -

Common stock issued for
   fixed assets at $5.00 per share               290                 -                  1,450               -

Common stock issued for
   prepaid expenses at $5.00
   per share                                   1,000                 1                  4,999               -

Common stock issued for
   services at $5.00 per share                 7,790                 8                 38,942               -

Common stock issued for
   cash at $5.00 per share                    16,400                16                 81,984               -

Capital contribution of services                   -                 -                  5,000               -

Net loss for the year ended
   December 31, 1999                                                                               (1,507,090)
                                     ---------------   ---------------      -----------------   -------------

Balance, December 31, 1999                 7,269,915   $         7,270      $       3,888,372   $  (3,998,331)
                                     ===============   ===============      =================   =============




              The accompanying notes are an integral part of these
                             financial statements.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                                     From
                                                                                                   Inception of
                                                                                                    Development
                                                                                                    Stage on
                                                             For the Years Ended                  January 1,
                                                                 December 31,                    1993 Through
                                                      ---------------------------------------    December 31,
                                                           1999                 1998                  1999
                                                      ------------------   ------------------   ----------------


CASH FLOWS FROM OPERATING
 ACTIVITIES

   Net loss                                           $       (1,507,090)  $           (9,404)  $     (3,281,702)
   Adjustments to reconcile net loss
    to net cash used by operating
    activities:
     Common stock issued for services                          1,386,313                    -          1,533,557
     Loss on disposition of assets                                     -                    -          1,535,773
     Depreciation expense                                            435                    -                435
   Changes in operating assets and liabilities:
     Decrease in prepaid expense                                   2,119                    -              2,119
     Increase in accounts payable and
      accrued expenses                                            20,172                9,404            111,767
                                                      ------------------   ------------------   ----------------

       Net Cash Used by Operating Activities                     (98,051)                   -            (98,051)
                                                      ------------------   ------------------   ----------------

CASH FLOWS FROM INVESTING
 ACTIVITIES

     Purchase of fixed assets                                     (3,404)                   -             (3,404)
                                                      ------------------   ------------------   ----------------

        Net Cash Used by Investing Activities                     (3,404)                   -             (3,404        )
                                                      ------------------   ------------------   ----------------

CASH FLOWS FROM FINANCING
 ACTIVITIES

   Common stock issued for cash                                  102,000                    -            102,000
                                                      ------------------   ------------------   ----------------

       Net Cash Provided by Financing Activities                 102,000                    -            102,000
                                                      ------------------   ------------------   ----------------

INCREASE IN CASH AND CASH
 EQUIVALENTS                                                         545                    -                545

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                                                   -                    -                  -
                                                      ------------------   ------------------   ----------------

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                                        $              545   $                -   $            545
                                                      ==================   ==================   ================




              The accompanying notes are an integral part of these
                             financial statements.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                      Statements of Cash Flows (Continued)


                                                                                                     From
                                                                                                   Inception of
                                                                                                    Development
                                                                                                    Stage on
                                                             For the Years Ended                  January 1,
                                                                 December 31,                    1993 Through
                                                      ---------------------------------------    December 31,
                                                           1999                 1998                  1999
                                                      ------------------   ------------------   ----------------


Cash Paid For:

   Interest                                           $                -   $                -   $              -
   Income taxes                                       $                -   $                -   $              -

Non-Cash Financing Activities:

   Issuance of common stock for services              $        1,386,313   $                -   $      1,533,557
   Issuance of common stock for debt                  $            1,233   $                -   $          1,233
   Issuance of common stock for prepaid
     expenses                                         $            5,000   $                -   $          5,000
   Issuance of common stock for fixed
     assets                                           $            1,450   $                -   $          1,450



              The accompanying notes are an integral part of these
                             financial statements.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Organization

              Life Systems International, Inc. (the Company) was incorporated on May 15, 1986 under the laws of the State of Delaware. On July 17, 1990, the Company changed its name to Mesquite Country, Inc. On June 16, 1999, the Company changed its name to Gimmeabid.com, Inc. The Company is considered a development stage enterprise whose principal business activity will be to provide e-commerce services to commercial enterprises, initially automobile dealers and parts distributors.

              The Company has not engaged in any business operations since 1992 and it was reclassified as a development stage company as of January 1, 1993. The Company presently has only minimal assets.

              b.  Accounting Method

              The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year end.

              c.  Cash Equivalents

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

              d.  Property and Equipment

              Property and equipment are recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

                                                                      Useful
                               Description                            Lives
                               -----------                            ------

                               Office equipment                     5 to 7 years
                               Office furniture                     7 years

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

              e.  Income Taxes

              No provision for income taxes has been accrued because the Company has incurred losses from inception. The Company has elected a December 31 year end and has a net operating loss carryover of approximately $2,200,000 for tax purposes, which expires in 2019.

              f.  Basic Loss per Share

              During the Company's fiscal year ended 1998, the Company implemented Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity that were outstanding for the period, similar to fully diluted earnings per share.

              The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements.


                                                                                                   For the
                                                                                                  Year Ended
                                                                                                 December 31,
                                                                                               --------------
                                                                                                   1999
                                                            Loss               Shares            Per Share
                                                        (Numerator)          (Denominator)         Amount
                                                   ------------------    -----------------     -----------------

              Loss from continuing
               operations                          $       (1,507,090)           7,235,438     $           (0.21)
              Loss from discontinued
               operations                                           -            7,235,438                  0.00
                                                   ------------------    -----------------     -----------------

              Net loss                             $       (1,507,090)           7,235,438     $           (0.21)
                                                   ==================    =================     =================


                                                                                                   For the
                                                                                                  Year Ended
                                                                                               December 31, 1998
                                                                                               --------------
                                                           Loss               Shares             Per Share
                                                        (Numerator)          (Denominator)         Amount
                                                   ------------------    -----------------     -----------------

              Loss from continuing
               operations                          $                -              976,035     $            0.00
              Loss from discontinued
               operations                                      (9,404)             976,035                 (0.00)
                                                   ------------------    -----------------     -----------------

              Net loss                             $           (9,404)             976,035     $           (0.00)
                                                   ==================    =================     =================


                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

              f.  Reverse Stock Split

              In 1993, the Company reverse split its shares of common stock on a 1-for-20 basis. All references to shares outstanding and losses per share have been adjusted to reflect the effect of the reverse split on a retroactive basis.

              g.  Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              h.  Revenue Recognition

              As the Company is in the development stage and has no sources of revenue, such policies have not been established. The Company will develop policies for revenue recognition when normal operations and sales commence.

NOTE 2 -   PROPERTY AND EQUIPMENT

              Property and equipment consists of the following:

                                                                   December 31,
                                                                       1999
                                                                   ------------

              Office Equipment                                     $     3,604
              Office Furniture                                           1,250
                                                                   -----------

                                                                         4,854
              Accumulated depreciation                                    (435)

              Net Property and Equipment                           $     4,419
                                                                   ===========

              Depreciation expense for the years ended December 31, 1999 and 1998 was $435 and $-0-, respectively.


NOTE 3 -   COMMITMENTS AND CONTINGENCIES

              The Company leases certain office equipment used in its operations under a non-cancellable operating lease. The lease term expires in June 2003. The monthly rental payment for the lease is $67.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999


NOTE 3 -   COMMITMENTS AND CONTINGENCIES (Continued)

              The Company leases certain office furniture used in its operations under non-cancellable operating leases. The lease terms expire in March 2000 and April 2000. At the end of the lease terms, the Company has the option to continue to lease the furniture on a month-to-month basis. The monthly rental payment for the leases is $382.

              The Company leases office space located in Dallas, Texas under a non-cancellable operating lease. The lease term expires in July 2000. The monthly rental payment for the lease is $248.

              Minimum future lease payments on the leases as of December 31, 1999 are as follows:

               Year Ended
              December 31,                                           Amount
              ------------                                         -----------

                    2000                                           $     3,530
                    2001                                                   801
                    2002                                                   801
                    2003                                                   400
                    2004 and thereafter                                      -
                                                                   -----------

                    Total                                          $     5,532
                                                                   ===========

              On December 28, 1999, the board of directors authorized the Company to enter into an agreement with Integrated Concepts, Inc. to develop a custom e-commerce internet application for the Company for $1.5 million. The board of directors authorized the Company to pay $1.0 million in common stock at a price of $5.00 per share totaling 200,000 shares. The remaining $500,000 is to be paid over the development of the project, with $100,000 due upon acceptance of the contract by Integrated Concepts, Inc.

NOTE 4 -   COMMON STOCK

              In January 1999, the Company issued 6,173,400 shares of its common stock to officers and other individuals for services rendered to the Company, valued at $1,342,097 at a price of $0.22 per share.

              In January 1999, the Company sold 72,000 shares of its common stock for cash proceeds of $15,000 at a price of $0.21 per share.

              In January 1999, the Company sold 20,000 shares of its common stock for cash proceeds of $5,000 at a price of $0.25 per share.

              In January 1999, the Company issued 3,000 shares of its common stock in settlement of debt of $1,233 and for services rendered to the Company valued at $267 at a price of $0.50 per share.

              In March 1999, the Company issued 290 shares of its common stock at $1,450 at a price of $5.00 per share and a payable in the amount of $1,450 for equipment valued at $2,900.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999


NOTE 4 -      COMMON STOCK (Continued)

              In March 1999, the Company issued 1,000 shares of its common stock at $5,000 at a price of $5.00 per share for services to be rendered to the Company in future periods.

              From March 1999 to October 1999, the Company issued 7,790 shares of its common stock for services rendered to the Company valued at $38,950 at a price of $5.00 per share.

              From April 1999 to October 1999, the Company sold 16,400 shares of its common stock for cash proceeds of $82,000 at a price of $5.00 per share.

NOTE 5 -      GOING CONCERN

              The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has been in the development stage since January 1, 1993 and does not have a significant operating history. In order to carry out its operating plans, the Company will need to obtain additional funding from outside sources. The Company is pursuing new business opportunities through merger or purchase of existing, operating companies. Due to the extremely limited assets and resources of the Company, no assurance can be given that the Company will be successful in its pursuit of new business opportunities.

NOTE 6 -      DISCONTINUED OPERATIONS

              In 1992, the Company discontinued its operations and, in 1993, sold all of its operating assets. The operating results for the periods from 1993 through 1998 have been reclassified and reported as discontinued operations.

NOTE 7 -    SUBSEQUENT EVENTS

              On January 15, 2000, the Company issued 200,000 shares of its common stock and made the initial payment of $100,000 to Integrated Concepts, Inc. upon that company's acceptance of the contract (see Note 3).

              From January 1 to April 27, 2000, the Company issued 54,545 shares of its common stock for services rendered to the Company, pre-paid expenses, fixed assets, and software development costs valued at $272,725 at a price of $5.00 per share.

              From January 1 to April 27, 2000, the Company sold 74,560 shares of its common stock for cash proceeds totaling $372,800 at a price of $5.00 per share.

              On April 10, 2000, the Company entered into an agreement with an individual to market the Company's e-commerce websites to dealers and transporters of motor vehicles, water craft, aircraft, agricultural equipment, recreational vehicles and heavy equipment in the western United States.

                               GIMMEABID.COM, INC.
                        (Formerly Mesquite Country, Inc.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                December 31, 1999


NOTE 7 -      SUBSEQUENT EVENTS (Continued)

              The term of the agreement is 5 years, but may be terminated by the Company due to non-performance by the individual. In addition to a pre-determined commission schedule and in accordance with the terms of the agreement, the individual has 90 days from the effective date of the agreement to make "substantial performance "in signing up dealers. Should the individual make such performance, the Company will provide to the individual 10,000 shares of the Company's common stock, options to purchase 400,000 shares of the Company's common stock at $5.00 per share for a period of three years from the date the Company provides the individual the initial 10,000 common shares, and make the individual a member of the board of directors.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the Offering. If given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                Table of Contents

                                                      Page

Prospectus Summary                                       3
Risk Factors                                             4
Financial Projections                                    7
Use of Proceeds                                         12
Dilution                                                17
Selling Stockholders                                    18
Plan of Distribution                                    22
Legal Proceedings                                       25
Directors, Officers, Promoters,
          and Control Persons                           26
Description of Securities                               30
Indemnification                                         31
Description of Business                                 32
Management's Discussion and
          Analysis of Financial
          Condition and Results of
          Operations                                    36
Certain Relationships                                   38
Executive Compensation                                  40
2nd Quarter Financial Statements                        42
1999 Audited Financial
          Statements                                    56


Until the effective date, all dealers effecting transac5tion in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments of subscriptions.







                                2,700,000 Shares






                                  Common Stock







                                   Prospectus












                                   May 1, 2000

                Part II - Information Not Required In Prospectus


                    Indemnification of Directors and Officers

         GimmeaBid.com's Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages and for breaches of fiduciary duties. The certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to Gimmeabid.com or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) fro any transaction from which the director derived an improper personal benefit.

         Gimmeabid.com's Bylaws provide that the Company shall indemnify its directors, officers, and employees, to the full extent permitted under the General Corporation Law of Delaware. In addition, Gimmeabid.com has entered or will enter into indemnification agreements with its directors, and officers that provide for indemnification in addition to the indemnification provided in Gimmeabid.com's By Laws. The indemnification agreements contain provisions that may require Gimmeabid.com, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of Gimmeabid.com or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding agains5t them as to which they could be indemnified. Gimmeabid.com believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. Gimmeabid.com will obtain an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay

                   Other Expenses of Issuance and Distribution

            Accounting                                  $    10,000 *
            Attorney Fees                               $    25,000 *
            Commissions (if B/D is used)                $ 4,275,000
            NASDAQ Application                          $     5,000 *
            Printing Expense                            $     5,000 *
            Printing Expense                            $     5,000 *
            Standard & Poor's                           $     8,500 *
            Registration Fees - SEC (1)                 $    13,543
            Transfer Agent                              $    15,000 *
                                                        -------------
                       Total Offering Expense           $ 4,362,043

(1) GimmeaBid.com is offering 1,500,000 common shares through this Offering that will incur $ 7,524 in registration fees; while, the selling shareholders are offering 1,200,000 common shares, which will incur $ 6,019 in registration fees, that GimmeaBid.com has agreed to pay on their behalf.

     *      These figures represent estimations by management.


                     Recent Sales of Unregistered Securities

         In January 1999, GimmeaBid.com issued 6,173,400 shares of common stock to officers and other individuals for services rendered to GimmeaBid.com valued at $1,342,097 or $ 0.22 per share. The transactions were isolated transaction with less than ten persons having a close affiliation with either GimmeaBid.com or with an officer of GimmeaBid.com and was exempt from registration under the Securities Act of 1933 pursuant to Section 4 (2) because of not being part of a public offering.

         In January 1999, GimmeaBid.com sold 72,000 shares of common stock for cash of $15,000. The transaction was an isolated transaction with a person having a close affiliation with either GimmeaBid.com or with an officer of GimmeaBid.com and was exempt from registration under the Securities Act of 1933 pursuant to Section 4 (2) because of not being part of a public offering.

            In January 1999, GimmeaBid.com sold 20,000 shares of common stock for cash at $0.25 per share, or $5,000. The transaction was an isolated transaction with a person having a close affiliation with either GimmeaBid.com or with an officer of GimmeaBid.com and was exempt from registration under the Securities Act of 1933 pursuant to Section 4 (2) because of not being part of a public offering.

         In January 1999, GimmeaBid.com issued 3,000 common shares in settlement of debt of $1,233 and for services rendered to GimmeaBid.com valued at $267 for a price of $0.50 per share. The transaction was an isolated transaction with a person having a close affiliation with either GimmeaBid.com or with an officer of GimmeaBid.com and was exempt from registration under the Securities Act of 1933 pursuant to Section 4 (2) because of not being part of a public offering.

         Beginning in February 1999, and ending on October 30, 1999, GimmeaBid.com sold 37,216 common shares in a series of transactions not involving any public offering with the meaning of section 4 (2) of the Securities Act of 1933 and therefore exempt from registration under section 5(a). The shares were sold to a total of 25 persons close to GimmeaBid.com and/or its officers and directors, no public solicitation took place and no selling commissions were received by the officers and directors who sold the shares. Of the 25,480 shares issued, 16,400 of the shares were sold for cash at $5.00 per share. The remaining 20,816 shares were exchanged for goods and services provided to GimmeaBid.com at the exchange rate of one share for $5.00 of goods and services provided. The goods and services exchanged included graphic design, accounting and tax preparations, printing, computer hardware & repairs, market research, a copier and phone system, as well as marketing services, and general consulting. The total value of cash, goods and services received in the private placement totaled $186,080. The non-public offering was also exempt from registration under section 5 (6) of the Act pursuant to rule 504 promulgated under Regulation D in that:

o GimmeaBid.com  was not subject to
the reporting requirements of section 13 or 15 (d) of the Securities and Exchange Act of 1934;

         o   GimmeaBid.com was not an investment company;

         o GimmeaBid.com was not a development stage company that either had no specific business plan or purpose or had indicated that its business plan was to engage in a merger or acquisition with an unidentified company or companies, or other entity or person;

         o The aggregate selling price for the Shares did not exceed $1,000,000, less the aggregate offering price for all securities sold within the twelve months before the start of and during this offering, in reliance on any exemption under the section 3(b) of the Act, or in violation of section 5(a) of the Act.

         Beginning in November 1999, and ending on April 30, 2000, GimmeaBid.com sold 321,605 common shares pursuant to rule 506 promulgated under section 5(a) of the Act. The shares were sold to a total of 45 persons who were all accredited investors as that term is defined in rule 501 of Regulation D. No public solicitation took place and the officers and directors who sold the shares received no selling commissions. Of the total shares sold, 67,160 shares were sold for cash at $5.00 per share. The remaining 254,445 shares were exchanged for goods and services provided to GimmeaBid.com at the exchange rate of one share for every $5.00 of goods and services provided. The goods and services provided were primarily part of our transaction with Integrated Concepts, Inc. wherein it was issued 200,000 common shares in exchange for the development, hosting, design, and launch of our Internet applications. The remaining shares were issued for various services that included software, temporary hosting, market research, printing, data entry, and general consulting and research. The total value of cash, goods and services received in the rule 506 offering totaled $1,608,025.

                                    Exhibits

Copies of the following documents are filed with this Registration Statement, Form SB-2, as exhibits:

Exhibit No.

3.1      Articles of Incorporation
3.2      By-Laws
5        Opinion Re: Legality
10.1     Integrated Concepts Agreement
10.2     John Crowell Marketing Agreement
11       Statement re: computation of per share earnings
15       Letter on Un-Audited Interim Financial Information
23.1     Consent of Experts & Counsel
23.2     Consent of Auditors - Jones, Jensen, & Company/HJ & Associates
27       Financial Data Schedule

                                  Undertakings


         GimmeaBid.com will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration to:
                   (i). Include any prospectus required by section 10(a) (3) of the Securities Act;
                   (ii). Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
                   (iii). Include any additional or changed material information on the plan of distribution.
            (2). For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and this of the securities at that time to be the initial bona fide offering.
            (3). File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.
            If an underwriter is used in this offering, GimmeaBid.com will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
            In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or in the successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on May 8, 2000.

                                          GimmeaBid.com, a Delaware corporation



                                          --------------------------------------
                                          By:        /s/ Michael Wood
                                          Michael Wood, President


            In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.



            /s/ Michael Wood
--------------------------------------------
Michael Wood, Principal Executive                                   May 8, 2000
            Officer and Director



            /s/ Charles Wood
--------------------------------------------
Charles Wood, Vice-President and Director                           May 8, 2000



            /s/ Ann Wood
--------------------------------------------
Ann Wood, Secretary and Director                                    May 8, 2000



            /s/ Maegan Anders
--------------------------------------------
Maegan Anders, Principal Financial Officer                          May 8, 2000
            Principal Accounting Officer and Director